UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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MercadoLibre, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

April 26, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of MercadoLibre, Inc., which will be held at 12:00 p.m., Eastern time, on Thursday, June 14, 2012, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida.

We are pleased to use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this electronic process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting, and help to conserve natural resources. On or about April 26, 2012, we first mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our 2012 Proxy Statement and Annual Report and vote. The notice also included instructions on how to receive a paper copy of our proxy materials, including the proxy statement, proxy card and 2011 Annual Report.

Thank you, and we look forward to your attendance at the 2012 Annual Meeting of Stockholders or receiving your proxy vote. On behalf of the board of directors, I would like to express our appreciation for your continued interest in MercadoLibre.

Sincerely yours,

/s/ Marcos Galperin

Marcos Galperin

Chairman of the Board, President and Chief Executive Officer

Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2012

To Our Stockholders:

Notice is hereby given that the 2012 Annual Meeting of Stockholders of MercadoLibre, Inc. (the “2012 Annual Meeting”) will be held at 12:00 p.m., Eastern time, on June 14, 2012, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida. The meeting is called for the following purposes:

1. To elect the two Class II directors nominated and recommended by our board of directors, each to serve until the 2015 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified, and to elect the Class I director nominated and recommended by our board to serve until the 2014 Annual Meeting of Stockholders or until such time as her successor is elected and qualified;

2. To hold an advisory vote on executive compensation;

3. To ratify the appointment of Deloitte & Co. S.R.L. as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4. To transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on April 20, 2012 as the record date for determining the stockholders entitled to notice of and to vote at the 2012 Annual Meeting. Only stockholders of record as of the close of business on April 20, 2012 are entitled to notice of and to vote at the 2012 Annual Meeting and at any adjournment or postponement thereof. We ask that as promptly as possible you vote via the Internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

This is an important meeting and all stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote according to the instructions in this proxy statement. Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs. Stockholders who vote via Internet, telephone or by executing and returning a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

By order of the board of directors,

/s/ Jacobo Cohen Imach

Buenos Aires, Argentina April 26, 2012	Jacobo Cohen Imach Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting. The Notice of Meeting and Proxy Statement for the 2012 Annual Meeting and our 2011 Annual Report to Stockholders are available electronically at www.proxyvote.com.

MercadoLibre, Inc.

Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

PROXY STATEMENT

INTERNET AVAILABILITY OF PROXY MATERIALS

Under U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 26, 2012 we first mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2011 Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE 2012 ANNUAL MEETING

Attending in Person

•	Doors open 11:30 a.m., Eastern time

•	Annual Meeting starts at 12:00 p.m., Eastern time

•	If you wish to attend the 2012 Annual Meeting in person, please register in advance by emailing investor relations at investor@mercadolibre.com. Attendance at the 2012 Annual Meeting will be limited to individuals that register in advance and present proof of stock ownership on the record date and picture identification. If you are a stockholder of record, you must bring picture identification, such as a valid driver’s license. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 20, 2012, as well as picture identification

•	No use of cameras

•	You do not need to attend the 2012 Annual Meeting to vote if you submitted your proxy in advance of the 2012 Annual Meeting

Listening on the Internet

•	Live webcast available at http://investor.mercadolibre.com

•	Webcast starts at 12:00 p.m., Eastern time

•	Replay available until July 13, 2012

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QUESTIONS

For questions regarding:	You may contact:
2012 Annual Meeting	MercadoLibre Investor Relations by going to http://investor.mercadolibre.com/contactus.cfm and submitting your question or request

Voting Stock Ownership

BNY Mellon Shareowner Services

480 Washington Boulevard

Jersey City, New Jersey 07310-1900

Telephone: 1-888-313-1478 (U.S. investors)

                    201-680-6578 (Non-U.S. investors)

Web: www.bnymellon.com/shareowner/isd

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

OUR 2012 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Our board of directors is providing these proxy materials to you in connection with our board’s solicitation of proxies for use at our 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”), which will take place on June 14, 2012. Stockholders are invited to attend the 2012 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the 2012 Annual Meeting, the voting process, the compensation of our directors and our named executive officers, and certain other required information.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with SEC rules, we may furnish proxy materials, including this proxy statement and our 2011 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2011, to our stockholders by providing access to these documents on the Internet instead of mailing printed copies. On or about April 26, 2012 we first mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2011 Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet, by telephone or by mail. You will not receive printed copies of the proxy materials unless you request them. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, including a copy of our 2011 Annual Report, you should follow the instructions in the notice for requesting these materials.

Q:	How do I get electronic access to the proxy materials?

A:	The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the 2012 Annual Meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Q:	What proposals will be voted on at the 2012 Annual Meeting?

A:	There are three proposals scheduled for a vote at the 2012 Annual Meeting:

•	the election of the two Class II directors nominated and recommended by our board, each to serve until the 2015 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified, and the election of the Class I director nominated and recommended by our board to serve until the 2014 Annual Meeting of Stockholders or until such time as her successor is elected and qualified;

•	an advisory vote on executive compensation; and

•	the ratification of the appointment of Deloitte & Co. S.R.L. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q:	What are our board’s voting recommendations?

A:	Our board recommends that you vote your shares:

•	“FOR” the election of the two Class II directors nominated and recommended by our board;

•	“FOR” the election of the one Class I director nominated and recommended by our board;

•	“FOR” the approval of our executive compensation; and

•	“FOR” the ratification of the appointment of Deloitte & Co. S.R.L. as our independent registered public accounting firm for 2012.

Q:	How many shares are entitled to vote?

A:	Each share of our common stock outstanding as of the close of business on April 20, 2012, the record date, is entitled to one vote at the 2012 Annual Meeting. At the close of business on April 20, 2012, 44,147,120 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date and each share of common stock held by you on the record date represents one vote. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of MercadoLibre hold their shares beneficially through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

Shares held of record

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2012 Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. Each stockholder of record is entitled to vote by proxy as described in the Notice of Internet Availability and below under the heading “How can I vote my shares without attending the 2012 Annual Meeting?”

Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the 2012 Annual Meeting.

However, because you are not the stockholder of record, you may not vote these shares in person at the 2012 Annual Meeting unless you request and receive a valid proxy from your broker or other nominee. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy as described in the Notice of Internet Availability and below under the heading “How can I vote my shares without attending the 2012 Annual Meeting?”

Q:	Can I attend the 2012 Annual Meeting?

A:	You are invited to attend the 2012 Annual Meeting if you are a stockholder of record or a beneficial owner as of April 20, 2012. If you wish to attend the 2012 Annual Meeting in person, please register in advance by emailing investor relations at investor@mercadolibre.com. Attendance at the 2012 Annual Meeting will be limited to individuals that register in advance and present proof of stock ownership on the record date and picture identification. If you are a stockholder of record, you must bring picture identification, such as a valid driver’s license. If you hold your shares through a stockbroker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 20, 2012, as well as picture identification. If you do not attend the 2012 Annual Meeting, you can listen to a live webcast of the proceedings at our investor relations website at http://investor.mercadolibre.com.

Q:	How can I vote my shares in person at the 2012 Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the 2012 Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the 2012 Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the 2012 Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the 2012 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote without attending the 2012 Annual Meeting as follows:

•	If you are a stockholder of record, you may vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card.

•	If you hold shares beneficially in street name, you may also vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Under Delaware law, votes cast by Internet or telephone have the same effect as votes cast by submitting a written proxy card.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the 2012 Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG);

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); or

•	attending the 2012 Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

If your shares are held through a brokerage account or by a bank or other nominee, you may change your vote by:

•	submitting new voting instructions to your broker, bank, or nominee following the instructions they provided; or

•	if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the 2012 Annual Meeting and voting in person.

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Q:	How are votes counted?

A: •	Election of two Class II Directors. In the election of two Class II directors, you may vote “for” any or all of the nominees for Class II director or you may “withhold” your vote with respect to any or all of the nominees for Class II director. Only votes “for” will be counted in determining whether a plurality has been cast in favor of a Class II director.

•	Election of one Class I Director. In the election of one Class I director, you may vote “for” the nominee for Class I director or you may “withhold” your vote with respect to the nominee for Class I director. Only votes “for” will be counted in determining whether a plurality has been cast in favor of the Class I director.

•	Advisory Vote on Executive Compensation. In the advisory vote on executive compensation, you may vote “for,” “against” or “abstain.” If you abstain from voting, it will have the same effect as a vote against this proposal.

•	Ratification of Appointment of Independent Auditor. In the proposal to ratify the appointment of our independent registered public accounting firm for 2012, you may vote “for,” “against” or “abstain.” If you abstain from voting, it will have the same effect as a vote against this proposal.

If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted “FOR” the election of the two Class II directors nominated and recommended by our board and named in this proxy statement, “FOR” the election of the one Class I director nominated and recommended by our board and named in this proxy statement, “FOR” approval of our executive compensation, “FOR” the ratification of the approval of our independent auditors, and at the discretion of the proxies in any other matters properly brought before the 2012 Annual Meeting.

If you are a beneficial holder and do not return a voting instruction card, your broker is only authorized to vote on the ratification of the approval of our independent auditors. See “What are broker non-votes and what effect do they have on the proposals?”

Q:	Who will count the votes?

A:	A representative of Hunton & Williams LLP will tabulate the votes at the 2012 Annual Meeting and act as the inspector of elections.

Q:	What is the quorum requirement for the 2012 Annual Meeting?

A:	The quorum requirement for holding the 2012 Annual Meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the 2012 Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A: •	Election of two Class II Directors. Class II directors are elected by plurality vote of the shares present in person or represented by proxy and entitled to vote on the matter, meaning that the two Class II director nominees receiving the highest number of “FOR” votes will be elected.

•	Election of one Class I Director. The Class I director will be elected by plurality vote of the shares present in person or represented by proxy and entitled to vote on the matter, meaning that the one Class I director nominee receiving the highest number of “FOR” votes will be elected.

•	Advisory Vote on Executive Compensation. The vote of a majority of the shares present in person or represented by proxy is required to approve our executive compensation. This vote is advisory and will not be binding on the company, the board of directors or the compensation committee.

•	Ratification of Appointment of Independent Auditor. The vote of a majority of the shares present in person or represented by proxy is required to ratify the appointment of our independent registered public accounting firm for 2012.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote those shares. A broker, bank or other nominee is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, but is not entitled to vote shares held for a beneficial owner on any non-routine matter without instruction from the beneficial owner. The ratification of the appointment of our independent registered public accounting firm is considered to be a routine matter for which brokers, banks or other nominees holding shares in street name may exercise discretionary voting power in the absence of voting instructions from the beneficial owner. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Unlike the proposal to ratify the appointment of our independent auditors, the election of directors and the advisory vote on executive compensation are each considered a “non-routine” matter. As a result, brokers, banks or other nominees holding shares in street name that have not received voting instructions from their clients cannot vote on their clients’ behalf on these proposals. Therefore, it is very important that you provide your broker, bank or other nominee who is holding your shares in street name with voting instructions with respect to these proposals in one of the manners set forth in this proxy statement. Under Delaware law, broker non-votes that arise in connection with the election of directors or the advisory vote on executive compensation votes will have no effect on these proposals.

Q:	Where can I find the voting results of the 2012 Annual Meeting?

A:	We will announce final voting results in a current report on Form 8-K that will be filed with the SEC within four business days after the 2012 Annual Meeting and that will also be available on our investor relations website at http://investor.mercadolibre.com.

Q:	Who will bear the cost of soliciting votes for the 2012 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

PROPOSAL ONE:

ELECTION OF TWO CLASS II DIRECTORS (“PROPOSAL 1A”) AND

ELECTION OF ONE CLASS I DIRECTOR (“PROPOSAL 1B”)

Our certificate of incorporation provides for our board to be divided into three classes, with each class having a three-year term. In accordance with our certificate of incorporation and bylaws, the number of directors that constitutes our board of directors is fixed from time to time by a resolution duly adopted by our board. Our board has set the size of the board at eight directors. Information as to the directors currently comprising each class of directors and the current term expiration date of each class of directors is set forth in the following table:

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Susan Segal Michael Spence Mario Eduardo Vázquez	2014 Annual Meeting

Class II	Martín de los Santos Nicolás Galperin	2012 Annual Meeting

Class III	Emiliano Calemzuk Marcos Galperin Veronica Allende Serra	2013 Annual Meeting

A director elected to fill a vacancy (including a vacancy created by an increase in the size of our board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. As discussed in greater detail below in “Information on our Board of Directors—Director Independence and Family Relationships,” our Board has determined that six of the eight current members of our board are independent directors within the meaning of the listing standards of The NASDAQ Global Market and our corporate governance guidelines.

The terms of our two Class II directors are set to expire at the 2012 Annual Meeting. The nominating and corporate governance committee recommended, and our board nominated, each of Martín de los Santos and Nicolás Galperin as nominees for re-election as Class II members of our board at the 2012 Annual Meeting (“Proposal 1A”). If elected at the 2012 Annual Meeting, each of the nominees will serve until our 2015 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

In addition, Susan Segal was appointed by our board on April 23, 2012 to serve as a Class I director, filling the vacancy created by the resignation of Anton J. Levy from our board effective on the same date. Pursuant to our bylaws, the nominating and corporate governance committee has recommended and our board has nominated, Susan Segal, as nominee for election as a Class I member of our board at the 2012 Annual Meeting (“Proposal 1B”). If elected at the 2012 Annual Meeting, Ms. Segal will serve until our 2014 Annual Meeting of Stockholders and until her successor is duly elected and qualified or until her earlier death, resignation or removal. Ms. Segal formerly served as a director of our company from 1999 to 2002. Ms. Segal’s name as a potential candidate for director was initially submitted to the nominating and corporate governance committee by our chief executive officer.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee proposed by our nominating and corporate governance committee or our board may determine to reduce the size of our board. Each person nominated for election and named above has agreed to serve if elected.

Set forth below is biographical information for the nominees, as well as the key attributes, experience and skills that the board believes each nominee brings to the board.

Nominees for Election as Class II Directors

Martín de los Santos, 42, joined our board in January 2008. Mr. de los Santos is the Chief Financial Officer of Vostu.com, a leading social gaming company in Latin America, where he has worked since August 2011. From 1993 to 1995, Mr. de los Santos worked at Goldman Sachs in the Investment Banking Division in New York where he assisted with equity, debt and merger and acquisition transactions for clients in Latin America and Europe. From 1995 to 1997, he worked at McKinsey and Co. where he advised clients in telecom, media, banking, and oil and gas industries, in Argentina, Brazil and Spain. After receiving his MBA from Stanford in 1999, he returned to McKinsey and Co. as an Associate where he advised telecom and media clients in Brazil and Spain. In 1999, he co-founded LID Group, a venture capital firm that invested in small technology companies in Argentina and Brazil. From 2003 to 2011, Mr. de los Santos was Director of Business Development at Corporacion IMPSA (Pescarmona Group of Companies) where he was responsible for merger and acquisition transactions, as well as structured finance transactions. Mr. de los Santos holds an MBA from Stanford University and a BS in business administration from the University of North Carolina at Chapel Hill.

Key Attributes, Experience and Skills:

Mr. de los Santos provides our board with a broad range of corporate finance, mergers and acquisitions, capital markets and specific industry expertise in Latin America, Europe and the United States. His experience as a consultant at McKinsey & Co. contributes significantly to his role as our compensation committee chairman in working with our compensation consultants and developing effective compensation policies, strategies and structures. Similarly, his vast mergers and acquisitions experience as the director of business development at Corporacion IMPSA and formerly at both Goldman Sachs and McKinsey make him a valuable member of our mergers and acquisitions committee. His investment banking and other finance experience lends him a financial sophistication required of our audit committee members.

Nicolás Galperin, 42, joined our board in 1999. Mr. Galperin is the principal of Onslow Capital Management Limited, an investment management company based in London, where he started working in 2006. Mr. Galperin worked at Morgan Stanley & Co. Incorporated, an investment bank, from 1993 until 2006, as a Managing Director and head of trading and risk management for the London emerging markets trading desk, as well as a trader of high-yield bonds, emerging market bonds and derivatives in New York and London. Mr. Galperin graduated with honors from the Wharton School of the University of Pennsylvania. Mr. Galperin is the brother of Marcos Galperin, our chairman, president and chief executive officer.

Key Attributes, Experience and Skills:

Mr. Galperin’s career in investment banking and investment management, including serving in various leadership roles at Morgan Stanley and Onslow Capital Management, provide valuable business experience and critical insights on the roles of finance and strategic transactions in our business. His particular focus on emerging capital markets and his leadership in risk management contribute key skills to our board. Based in London, Mr. Galperin brings experience with both Latin American and European businesses. In addition to this global business point of view, Mr. Galperin’s extensive experience in banking and investments includes an understanding of financial statements, corporate finance, accounting and capital markets.

Nominee for Election as Class I Director

Susan Segal, 59, has been president and CEO of the Americas Society and Council of the Americas since 2003, after having worked in the private sector for more than 30 years. Prior to her current position, Ms. Segal was a founding partner of her own investment advisory firm focused primarily on Latin America and the U.S. Hispanic market. Previously, she was a partner and Latin American Group Head at JPMorgan Partners/Chase Capital Partners, where she pioneered early stage venture capital investing in Latin America. Prior to joining Chase Capital Partners, Ms. Segal was a senior managing director focused on Emerging Markets Investment Banking and Capital Markets at Chase Bank and its predecessor banks. She was actively involved in the Latin American debt crisis of the 1980s and early 1990s both chairing and sitting on various advisory committees. Ms. Segal currently serves on various boards and committees, including at the Bank of Nova Scotia/Scotiabank, where she serves as a director and a member of the Audit Committee, the Tinker Foundation and the Latin American Venture Capital Association. She is also a member of the Council of Foreign Relations. In 1999, she was awarded the Order of Bernardo O’Higgins Grado de Gran Oficial in Chile and in 2009 President Uribe of Colombia honored her with the Cruz de San Carlos. Ms. Segal received an M.B.A. from Columbia University and a B.A. from Sarah Lawrence College. Ms. Segal previously served as a director of the Company from 1999 to 2002.

Key Attributes, Experience and Skills:

Ms. Segal’s impressive experience includes her background studying the economies of Latin American countries. She is also well-versed in Latin America’s prospects for growth, integration, and economic and social development, and she is knowledgeable about economic inclusion, social empowerment, markets, overall business environment, and diversity issues. Her background includes experience in trade, private equity, venture capital, social media, and infrastructure. Ms. Segal’s decades of experience in Latin America have enabled her to create an extensive network among Latin America’s political and business leaders. Given the increasing political and other challenges involved with doing business across national borders in Latin America, the Committee believes that Ms. Segal’s prior experience and extensive knowledge of these affairs qualify her to serve as a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

OF THE NOMINEES FOR CLASS II DIRECTOR NAMED ABOVE AND

“FOR” THE ELECTION OF THE NOMINEE FOR CLASS I DIRECTOR NAMED ABOVE

INFORMATION ON OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our board. Except for Mr. Marcos Galperin, none of the members of our board is an employee of MercadoLibre. Our board members remain informed of our business through discussions with management, materials we provide to them, and their participation in board and board committee meetings.

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. Our board has adopted corporate governance guidelines that, along with the charters of our board committees and our code of business conduct and ethics, provide the framework for the governance of our company. A complete copy of our corporate governance guidelines, the charters of our board committees, and our code of business conduct and ethics may be found on our investor relations website at http://investor.mercadolibre.com. Information contained on our website is not part of this proxy statement. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location of our website.

Board of Directors

The following is biographical information on the remainder of our current directors, as well as the key attributes, experience and skills that the board believes such current directors bring to the board.

Class I Directors

Michael Spence, age 68, joined our board in 1999. Mr. Spence is Professor of Economics at the Stern School of Business at New York University, Professor Emeritus of Management in the Graduate School of Business at Stanford University, a senior advisor at Oak Hill Investment Management, a consultant to PIMCO, and a Senior Fellow of the Hoover Institution at Stanford. He served as dean of the Stanford Business School from 1990 to 1999. Dr. Spence was awarded the John Kenneth Galbraith Prize for excellence in teaching and the John Bates Clark medal for a “significant contribution to economic thought and knowledge.” In 2001, Dr. Spence received the Nobel Prize in Economic Sciences. From 2006 to 2010, Dr. Spence served as chairman of the Commission on Growth and Development. Dr. Spence earned his undergraduate degree in philosophy at Princeton summa cum laude and was selected for a Rhodes Scholarship. He was awarded a BS-MA from Oxford and earned his PhD in economics at Harvard University. He taught at Stanford as an Associate Professor of Economics from 1973 to 1975. From 1975 to 1990, he served as professor of Economics and Business Administration at Harvard, holding a joint appointment in the Business School and the Faculty of Arts and Sciences. In 1983, he was named chairman of the Economics Department and George Gund Professor of Economics and Business Administration. From 1984 to 1990, Dr. Spence served as the Dean of the Faculty of Arts and Sciences at Harvard, overseeing Harvard College, the Graduate School of Arts and Sciences, and the Division of Continuing Education. Since April 2005, Dr. Spence has served on the Board of Genpact Ltd., a NYSE-listed company that focuses on managing business processes, and previously served on the board of General Mills, Inc., from 1992 to 2008. Mr. Spence also serves on the board of a number of private companies. In the past he has served on the boards of Bank of America, Nike Inc., Siebel Systems, Inc., Exult Inc, a human resources company, Torstar Corporation, a publishing company, and Sun Microsystems, Inc.

Key Attributes, Experience and Skills:

Dr. Spence has strong leadership skills, having served as Dean of the Stanford Business School for nine years and the Dean of the Faculty of Arts and Sciences at Harvard for six years. Dr. Spence brings extensive experience in finance, developing country growth and management education. Further, he brings an academic perspective on the economy, business processes and developing markets, which enhances our board’s ability to analyze macroeconomic trends that may impact our business. He is a frequent speaker on and leader of global economic policy. Dr. Spence’s past service on the boards of major corporations, including General Mills, Bank of America, Nike and Sun Microsystems brings the board insights and best practices of admired public companies.

Mario Eduardo Vázquez, age 76, joined our board in May 2008. Mr. Vázquez serves as a member of the board of directors of YPF S.A. and as the president of the Audit Committee of YPF S.A. Mr. Vázquez served as the Chief Executive Officer of Grupo Telefónica in Argentina from June 2003 to November 2006, and served as a member of the board of directors of Telefónica S.A. Spain from November 2000 to November 2006. He has also served as a regular member of the board of directors of Telefónica Argentina S.A. and Telefónica Holding Argentina S.A., and as alternate member of the board of directors of Telefónica de Chile S.A until 2012. Since November 2006, Mr. Vázquez has pursued personal interests in addition to his service as a director. Mr. Vázquez spent 23 years as a partner and general director of Arthur Andersen for Argentina, Chile, Uruguay and Paraguay (Pistrelli, Diaz y Asociados and Andersen Consulting — Accenture), where he served for a total of 33 years until his retirement in 1993. Mr. Vázquez previously taught as a professor of Auditing at the Economics School of the University of Buenos Aires. Mr. Vázquez received a degree in accounting from the University of Buenos Aires.

Key Attributes, Experience and Skills:

Mr. Vázquez was chosen to join our board specifically to serve our audit committee as its audit committee financial expert. We targeted a director with financial and auditing experience specific to Latin American businesses. Mr. Vázquez worked in auditing for Arthur Andersen for 33 years total, including 23 years as a partner and general director, in many of our markets, including Argentina, Chile, Uruguay and Paraguay. He also brings an academic perspective to the position from his time as a professor of Auditing at the Economics School of the University of Buenos Aires. Finally, Mr. Vázquez has employed these skills as a board member of several other technology and other companies, thus has important experience serving as a director and audit committee member.

Class III Directors

Emiliano Calemzuk, age 38, joined our board in August 2007. Mr. Calemzuk serves as Chairman of the advisory boards of the Heart of Los Angeles Organization, a non-profit organization where he has served since 2010. From September 2010 to January 2012, Mr. Calemzuk served as Chief Executive Officer of Shine Group Americas (and its subsidiaries), major producers of television in the U.S. market. Prior to joining Shine, from 2007 to 2010, Mr. Calemzuk was President of Fox Television Studios, another major supplier of programming to U.S. cable and broadcast networks. From 2002 to 2007, Mr. Calemzuk served as President of Fox International Channels Italy. From 2000 to 2002, Mr. Calemzuk was Vice President and Deputy Managing Director of Fox Latin American Channels and was also employed as General Manager of Fox Kids Latin America. From 1998 to 2000, Mr. Calemzuk served as Associate Director of Marketing and Promotions for Fox Latin America. Prior to that, he worked at Hero Productions, a production company. He holds a bachelor’s degree, cum laude, from the University of Pennsylvania, with studies at the Wharton School of Business and the Annenberg School of Communications.

Key Attributes, Experience and Skills:

Mr. Calemzuk contributes significant leadership experience in media, marketing and promotions. His service as President of Fox Television Studios provides valuable business, leadership and management experience, including expertise leading a large organization with global operations, giving him a keen understanding of the issues facing a multinational business such as MercadoLibre. Similarly, he has led the growth of international operations of Fox in both Latin America and Italy. In particular, he is a leader in alternative entertainment and technology genres, uniquely positioning him to provide thought leadership and guidance as MercadoLibre adapts to a changing technology and entertainment world.

Marcos Galperin, age 40, is one of our co-founders and has served as our chairman, president and chief executive officer and one of our directors since our inception in October 1999. He is a board member of Endeavor, a non-profit organization that is leading the global movement to catalyze long term economic growth by selecting, mentoring and accelerating the best high impact entrepreneurs around the world. He is also a board member of the Stanford Graduate School of Business. Prior to working with us, Mr. Galperin worked in the fixed income department of J.P. Morgan Securities Inc. in New York from June to August 1998 and at YPF S.A., an integrated oil company, in Buenos Aires, Argentina, where he was a Futures and Options Associate and managed YPF’s currency and oil derivatives program from 1994 to 1997. Mr. Galperin received an MBA from Stanford University and graduated with honors from the Wharton School of the University of Pennsylvania.

Key Attributes, Experience and Skills:

Mr. Galperin brings leadership and extensive experience and knowledge of our company and industry to the board. As the founder and president of our company, Mr. Galperin has the most long-term and valuable hands-on knowledge of the issues, opportunities and challenges facing us and our business. In addition, Mr. Galperin brings his broad strategic vision for our company to the board. Mr. Galperin’s service as our chairman and president and Chief Executive Officer provides a critical link between management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Veronica Allende Serra, age 42, joined our board in September 2007. Ms. Serra is the founding partner of Pacific Advisors, where she advises funds and corporations in their acquisitions and strategy. Between 1998 and 2001, she ran the office for Latin American Investments for International Real Returns LLC, a holding of global investments with $600 million under management with principal capital from the shareholders of Lazard Freres, an investment bank. Ms. Serra has invested in over a dozen companies in the United States and Latin America. She was an advisor and investor of Patagon, an on-line brokerage and bank that was sold to Banco Santander in 2000. Ms. Serra is a member of the advisory board of Endeavor Brazil and of the International Advisory Board of Endeavor Global. Between 1997 and 1998, she was Vice President and Assistant to the Chief Executive Officer of Leucadia National Corporation, an investment holding company based in New York. Ms. Serra has an MBA from Harvard Business School and a law degree from the University of São Paulo—USP. She also holds a degree in art and advertising from the Escola Panamericana de Arte.

Key Attributes, Experience and Skills:

Ms. Serra provides our board with specific experience in acquisitions and other strategic transactions. She was chosen in part due to her extensive experience and leadership in global investments in both Latin America and the United States. In addition to business and finance, her law degree provides a legal perspective on our business transactions and her art and advertising degree provides marketing guidance with respect to our business decisions. Further, her dual education in both Brazil and the United States provides insights in both of our major areas of operation and oversight. She currently resides in Brazil, one of our most important markets. Ms. Serra’s diverse background also contributes to her effectiveness as our lead independent director, enabling her to lead in a number of different areas.

Director Independence and Family Relationships

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Under NASDAQ’s rules, in order for a director to be deemed independent, our board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director of our company. As part of our corporate governance guidelines, our board has adopted guidelines setting forth categories of relationships that it has deemed material for purposes of making a determination regarding a director’s independence. On an annual basis, each member of our board is required to complete a questionnaire designed to provide information to assist our board in determining whether the director is independent under NASDAQ rules and our corporate governance guidelines. Our board has determined that each of Messrs. Calemzuk, de los Santos, Spence and Vázquez, Ms. Segal and Ms. Serra, is independent under the listing standards of The NASDAQ Global Market and our corporate governance guidelines. Our governance guidelines require any director who has previously been determined to be independent to inform the chairman of our board and our corporate secretary of any change in circumstance that may cause his or her status as an independent director to change.

Other than Marcos Galperin and Nicolás Galperin, who are brothers, there are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Board Leadership Structure

We do not have a fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer and believe that any determination in this regard is part of the executive succession planning process. The board understands that there is no single, generally accepted approach to providing board leadership and, in light of the competitive and dynamic environment in which we operate, the appropriate board leadership structure may vary from time to time as circumstances warrant.

Mr. Galperin currently serves as both our chairman and our president and chief executive officer. Our board believes service in these dual roles is in the best interests of our company and our stockholders. Mr. Galperin co-founded our company, has served as chief executive officer since our inception and is the only member of management on the board. The board is confident that he possesses the most thorough knowledge of the issues, opportunities and challenges facing us and our business and, accordingly, is the person best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and users.

Because the board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the board has established the position of lead independent director. The lead independent director is an independent director elected annually by the board. Ms. Serra currently serves as the lead independent director. As lead independent director, she chairs and has authority to call formal closed sessions of the outside directors, leads board meetings in the absence of the chairman, and leads the annual board self-assessment process. In addition, the lead independent director, together with the chair of the nominating and corporate governance committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election.

Our board will continually evaluate the current leadership structure of the board with the goal of maximizing its effectiveness.

Risk Oversight

Our board of directors provides various forms of risk oversight. As part of this process, the board seeks to identify, prioritize, source, manage and monitor our critical risks. To this end, our board periodically, and at least annually, reviews the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The board has generally retained the primary risk oversight function and has an active role, in its entirety and also at the committee level, in overseeing management of our material risks. The board regularly reviews information regarding our operations, strategic plans and liquidity, as well as the risks associated with each. The audit committee oversees management of financial and internal control risks as well as the risks associated with related party transactions. Our head of internal audit reports directly to the audit committee. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and corporate governance committee oversees the management of risks associated with the composition and independence of our board and oversees our corporate governance policies and procedures related to risk management, including our whistleblower procedures, insider trading policy and corporate governance guidelines. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Stockholder Communications with our Board

Stockholders may communicate with our board, board committees or individual directors, including the lead independent director, c/o Corporate Secretary, Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG. The nominating and corporate governance committee has delegated responsibility for initial review of stockholder communications to our vice president of investor relations. In accordance with the committee’s instructions, our vice president of investor relations will summarize all correspondence and make it available to each member of our board. In addition, the vice president of investor relations will forward copies of all stockholder correspondence to each member of the nominating and corporate governance committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or board or committee matters.

Attendance at Annual Meetings

We do not have a policy regarding director attendance at annual meetings of our stockholders. No members of our board of directors were able to attend our 2011 Annual Meeting of Stockholders in person.

Formal Closed Sessions

At the conclusion of each regularly scheduled board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads these discussions.

Board Compensation

Board compensation is determined by the compensation committee. Only the directors who our board determines to be outside directors receive compensation for their service. Board compensation for our outside directors has historically consisted of both cash and equity compensation. Director compensation is reviewed from time to time by the compensation committee. Current board compensation is described under the heading “Compensation of Directors” below.

Outside Advisors

The board and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board need not obtain management’s consent to retain outside advisors.

Conflicts of Interest

We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. MercadoLibre’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect MercadoLibre and its stockholders, we periodically review our code of business conduct and ethics to ensure that it provides clear guidance to our employees and directors.

Transparency

We believe it is important that our stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our investor relations website at http://investor.mercadolibre.com.

Board Effectiveness and Director Performance Reviews

It is important to us that our board and its committees are performing effectively and in the best interests of the company and its stockholders. The board and each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. Our lead independent director follows up on this feedback and takes such further action with directors receiving comments and other directors as she deems appropriate.

Succession Planning

The board recognizes the importance of effective executive leadership to MercadoLibre’s success, and meets to discuss executive succession planning at least annually. As part of this process, our board reviews the capabilities of our senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of our executive staff, including the chief executive officer. Our nominating and corporate governance committee leads the succession planning process for our Chief Executive Officer and other senior officers and performs a similar analysis with respect to the rest of our board.

Auditor Independence

We have taken a number of steps to ensure the continued independence of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the audit committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2010 and 2011 and our policy on pre-approval of non-audit services are described under the section below entitled “Proposal Three: Ratification of Independent Registered Public Accounting Firm.”

Corporate Hotline

We have established a corporate telephone hotline and Internet site to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or other matter of concern.

Board Committees

Board committees help our board perform effectively and efficiently, but do not replace the oversight of our board as a whole. There are currently three principal standing board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee meets regularly and has a written charter that has been approved by our board, which is available on our investor relations website at http://investor.mercadolibre.com. In addition, at each regularly scheduled board meeting, a member of each committee reports on any significant matters addressed by the committee subsequent to the board’s most recent prior meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

The following table lists the current members of each of our three principal standing board committees:

	Audit	Compensation	Nominating & Corporate Governance
Emiliano Calemzuk*		X	Chair
Martín de los Santos*	X	Chair
Susan Segal*	X
Veronica Allende Serra*		X
Michael Spence*			X
Mario Vázquez*	Chair		X

*	Independent Director

Audit Committee

The board has established an audit committee, which consists of Messrs. Vázquez (Chairman) and de los Santos and Ms. Segal. Our board has determined that each of the directors serving on our audit committee is independent within the meaning of the rules of the SEC and NASDAQ. The audit committee is responsible for, among other things:

•	reviewing the performance of our independent registered public accounting firm and making recommendations to our board regarding the appointment or termination of our independent registered public accounting firm;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•	overseeing management’s establishment and maintenance of our accounting and financial reporting processes, including our internal controls and disclosure controls and procedures, and the audits of our financial statements;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

•	determining compensation of the independent registered public accounting firm, compensation of advisors hired by the audit committee and ordinary administrative expenses;

•	reviewing annual and quarterly financial statements prior to their release;

•	preparing the report required by the rules and regulations of the SEC to be included in our annual proxy statement;

•	reviewing and assessing the adequacy of the committee’s formal written charter on an annual basis; and

•	handling such other matters that are specifically delegated to the audit committee by our board from time to time.

The audit committee met five times during the fiscal year ended December 31, 2011 and took three actions by unanimous written consent. Our board has determined that Mr. Vázquez is an “audit committee financial expert,” as defined by SEC rules.

For more information, please see “Audit Committee Report” beginning on page 42 of this proxy statement.

Compensation Committee

The board has established a compensation committee, which consists of Messrs. de los Santos (Chairman) and Calemzuk and Ms. Serra. Our board has determined that each of the directors serving on our compensation committee is independent within the meaning of NASDAQ rules. The compensation committee is responsible for, among other things:

•	recommending to our board for determination, the compensation and benefits of all of our executive officers and key employees;

•	monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans and preparing recommendations and periodic reports to our board concerning these matters;

•	preparing the report required by the rules and regulations of the SEC to be included in our annual proxy statement and assisting management in the preparation of a compensation discussion and analysis; and

•	such other matters that are specifically delegated to the compensation committee by our board from time to time.

The compensation committee met once during the fiscal year ended December 31, 2011 and took two actions by unanimous written consent.

Nominating and Corporate Governance Committee

The board has established a nominating and corporate governance committee, which consists of Messrs. Calemzuk (Chairman), Spence and Vázquez. Our board has determined that each of the directors serving on our nominating and corporate governance committee is independent within the meaning of NASDAQ rules. The nominating and corporate governance committee is responsible for, among other things:

•	recommending to our board for selection, nominees for election to our board;

•	making recommendations to our board regarding the size and composition of the board, committee structure and makeup and retirement procedures affecting board members;

•	monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	such other matters that are specifically delegated to the nominating and corporate governance committee by our board from time to time.

Our board has adopted a written charter for our nominating and corporate governance committee, which is posted on our investor relations website at http://investor.mercadolibre.com. That charter requires the nominating and corporate governance committee to consider the desired composition of our board, including such factors as expertise and diversity, and our corporate governance guidelines provide that, in consideration of the composition of our board, diversity of backgrounds and expertise should be emphasized.

The nominating and corporate governance committee met twice during the fiscal year ended December 31, 2011.

Other Committees

From time to time, our board may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our board.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC filings and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Our audit committee must approve any waiver of the code of business conduct and ethics for our executive officers or directors, and any waiver shall be promptly disclosed. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of business conduct and ethics applicable to our chief executive officer and chief financial officer by posting the required information on our investor relations section of our website at http://investor.mercadolibre.com.

Director Nominations

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board performs the functions of a nominating committee. The nominating and corporate governance committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our board. Our corporate governance guidelines also contain information concerning the responsibilities of the nominating and corporate governance committee with respect to identifying and evaluating director candidates. Both documents are published on our investor relations website at http://investor.mercadolibre.com.

Director Candidate Recommendations and Nominations by Stockholders. The nominating and corporate governance committee’s charter provides that the committee will consider director candidates recommended by stockholders. The charter of the nominating and corporate governance committee provides that it will evaluate all candidates for election to our board, regardless of the source from which the candidate was first identified, based on the totality of the merits of each candidate and not based upon minimum qualifications or attributes. Stockholders should submit any such recommendations for the consideration of our nominating and corporate governance committee through the method described under “Stockholder Communications” above. In addition, any stockholder of record entitled to vote for the election of directors may nominate persons for election to our board if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2013 Annual Meeting” beginning on page 46 of this proxy statement.

Process for Identifying and Evaluating Director Candidates. The nominating and corporate governance committee evaluates all director candidates in accordance with the criteria described in our corporate governance guidelines and the nominating and corporate governance committee charter. The committee evaluates any candidate’s qualifications to serve as a member of our board based on the skills and characteristics of individual board members as well as the composition of our board as a whole. In addition, the nominating and corporate governance committee will evaluate a candidate’s independence, skills, experience, reputation, integrity, potential for conflicts of interest and other appropriate qualities in the context of our board’s needs.

Directors Attendance at Meetings of our Board of Directors and Board Committees

Our board held four meetings and took three actions by written consent during the fiscal year ended December 31, 2011. All incumbent directors, except Mr. Nicolás Galperin, attended 75% or more of the aggregate of all meetings of the board of directors and the board committees on which they served during 2011.

DIRECTOR COMPENSATION

On June 25, 2010, our board, upon the recommendation of the compensation committee, adopted a director compensation program that sets compensation for our outside directors for the period June 2010 to June 2013. The 2011 portion of this director compensation program (the “2011 Director Program”), which became effective as of June 10, 2011, provides that each outside director receives an annual fee for board services from June 10, 2011 to June 9, 2012, comprised of a non-adjustable board service award and an adjustable board service award. The non-adjustable board service award consists of a fixed cash payment of $37,703. The adjustable board service award consists of a fixed cash amount of $50,271 multiplied by the quotient of (a) the average closing sale price of our common stock on The NASDAQ Global Market during the 30-trading day period preceding the 2012 Annual Meeting divided by (b) the average closing sale price of our common stock on The NASDAQ Global Market during the 30-trading day period preceding the 2011 Annual Meeting of Stockholders.

The 2011 Director Program also includes a non-adjustable chair service award for committee services from June 10, 2011 to June 9, 2012. Under the terms of the 2011 Director Program, the chair of each of the audit committee, the compensation committee and the nominating and corporate governance committee and the lead independent director are entitled to receive annual cash compensation in addition to existing director compensation in the amount of $18,852, $15,081, $6,284 and $12,568, respectively.

The compensation committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on our board and its various committees.

We do not pay additional compensation to directors who have not been classified as outside directors, but do reimburse these directors for expenses incurred in attending meetings of our board and its committees.

Director Compensation for 2011

The following table presents information relating to total compensation of our outside directors for the fiscal year ended December 31, 2011:

Name (1)	Fees Earned (2)	Total (2)
Emiliano Calemzuk	$110,179	$110,179
Martín de los Santos	$118,437	$118,437
Nicolás Galperin (3)	—	—
Anton J. Levy (4)	—	—
Veronica Allende Serra	$116,078	$116,078
Michael Spence	$104,280	$104,280
Mario Eduardo Vázquez	$121,977	$121,977

(1)	Marcos Galperin is not included in this table because he is an employee of our company and receives no additional compensation for his services as a director. For a detailed description of Mr. Galperin’s compensation package, see “Executive Compensation” in this proxy statement. Susan Segal is not included in this table because she was appointed to our board on April 23, 2012 and as such, was not compensated as a director during fiscal year 2011.
(2)	The amounts in this column reflect the fees earned by the outside directors for the period January 1, 2011 through December 31, 2011. As a result, the amounts include (i) the portion of the fees earned under the 2011 Director Program for the period June 10, 2011 to December 31, 2011 and (ii) the portion of the fees earned under the 2010 portion of the director compensation program that covers the period January 1, 2011 to June 9, 2011 (the “2010 Director Program”).

Under the 2010 Director Program, each outside director received an annual fee for board services from June 10, 2010 to June 9, 2011, comprised of a non-adjustable board service award and an adjustable board service award. The non-adjustable board service award consisted of a fixed cash payment of $32,436. The adjustable board service award consisted of a fixed cash amount of $43,248 multiplied by the quotient of (a) the average closing sale price of our common stock on The NASDAQ Global Market during the 30-trading day period preceding the 2011 Annual Meeting of Stockholders, divided by (b) the average closing sale price of our common stock on The NASDAQ Global Market during the 30-trading day period preceding the 2010 Annual Meeting of Stockholders. The 2010 Director Program also included a non-adjustable chair service award for committee services provided to our company from June 10, 2010 to June 9, 2011. Under the terms of the 2010 Director Program, the chair of each of the audit committee, compensation committee and nominating and corporate governance committee and the lead independent director were entitled to receive annual cash compensation in addition to existing director compensation in the amount of $16,218, $12,974, $5,406 and $10,812, respectively.

(3)	Nicolas Galperin is not considered to be an outside director and, as a result, is not compensated by us as a director of our company.
(4)	Mr. Levy resigned from our board of directors effective April 23, 2012. During his term as a director, Mr. Levy was not considered to be an outside director and, as a result, was not compensated by us as a director of our company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2011 through December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis, except for the following:

Reporting Person	Form Type	Due Date	File Date	Number of Transactions Not Timely Reported
Hernán Kazah	4	January 25, 2011	January 28, 2011	4
Marcos Galperin	4	April 5, 2011	April 20, 2011	1
Osvaldo Giménez	4	April 5, 2011	April 20, 2011	1
Hernán Kazah	4	April 5, 2011	April 20, 2011	1
Stelleo Tolda	4	April 5, 2011	April 20, 2011	1
Daniel Rabinovich	3	May 6, 2011	May 12, 2011	1
Anton J. Levy	4	November 9, 2011	November 10, 2011	12
Anton J. Levy	4	November 15, 2011	November 16, 2011	6
Marcos Galperin	4	December 9, 2011	December 12, 2011	2

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of our board, and serve until their successors are elected and qualified or until their earlier death, resignation or removal. The following table contains information regarding our executive officers as of March 31, 2012.

Name	Age	Position
Marcos Galperin	40	Chairman of the Board, President and Chief Executive Officer
Pedro Arnt	38	Executive Vice President and Chief Financial Officer
Stelleo Tolda	44	Executive Vice President and Chief Operating Officer
Osvaldo Giménez	41	Executive Vice President—Payments
Marcelo Melamud	41	Vice President and Chief Accounting Officer
Daniel Rabinovich	34	Senior Vice President and Chief Technology Officer

For biographical information on Mr. Galperin, please see the biographical description provided above under the caption “Proposal One: Election of Two Class II Directors (“Proposal 1A”) and Election of One Class I Director (Proposal 1B”).”

Pedro Arnt has served as our chief financial officer since June 1, 2011. Prior to his appointment as chief financial officer, Mr. Arnt served in various capacities since joining MercadoLibre in December 1999. He initially led the business development and marketing teams as vice president, and later managed our customer service operations. He then held the position of vice president of strategic planning, treasury & investor relations, actively participating in our transition from private to public company, and playing an important role in capital markets, corporate finance, strategic planning and treasury initiatives. Prior to joining MercadoLibre, Mr. Arnt worked for The Boston Consulting Group. He is a Brazilian citizen and holds a BA, magna cum laude, from Haverford College and a master’s degree from the University of Oxford.

Stelleo Tolda has served as our chief operating officer since April 1, 2009. Prior to his appointment as chief operating officer, Mr. Tolda served as a senior vice president and as our country manager of Brazil since 1999. In that role he guided MercadoLibre to its current position as the leading e-commerce marketplace in Brazil. Before joining MercadoLibre, Mr. Tolda worked at Lehman Brothers Inc. in the United States, in 1999, and at Banco Pactual and Banco Icatu in Brazil, from 1996 to 1997 and 1994 to 1996, respectively. He holds an MBA from Stanford University, and a master’s degree and bachelor’s degree in mechanical engineering, also from Stanford.

Osvaldo Giménez is an executive vice president and has been responsible for MercadoPago operations since February 2004. Mr. Giménez joined MercadoLibre in January 2000 as country manager of Argentina and Chile. Before joining us, Mr. Giménez was an associate in Booz Allen and Hamilton and worked for Santander Investments in New York. Mr. Giménez received an MBA from Stanford University and graduated from Buenos Aires Technological Institute with a bachelor’s degree in industrial engineering.

Marcelo Melamud is a vice president and has served as our chief accounting officer since August 15, 2008. Prior to this appointment, Mr. Melamud served as our vice president—administration and control since April 2008. From July 2004 through March 2008, he served as the director of finance of MDM Hotel Group, a developer, owner and operator of Marriott branded hotels in Miami, Florida. From July 1998 through July 2004, Mr. Melamud worked in various finance roles for Fidelity Investments, a provider of investment products and services. During his work at Fidelity Investments, Mr. Melamud served as the director of finance of the World Trade Center Boston/Seaport Hotel and he also served as the director of finance of MetroRed Telecom Group Ltd., a fiber-optic telecommunication provider of data, value added, and hosting services within Latin America. Mr. Melamud received his MBA from the Olin Graduate School of Business at Babson College and is a Certified Public Accountant in Argentina.

Daniel Rabinovich is a senior vice president and has served as our chief technology officer since January 2011. Prior to this appointment, Mr. Rabinovich served as our vice president of product development since January 2009, having joined MercadoLibre in March 2000 as an application architect. Before joining us, he worked in the application architecture team at PeopleSoft. Mr. Rabinovich holds a Master’s degree in Technological Services Management from the Universidad de San Andres and graduated with honors from Buenos Aires University with a degree in information systems.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information, as of April 1, 2012, regarding the beneficial ownership of our common stock. This information is based solely on SEC filings made by the individuals and entities by that date and upon information submitted to us by our directors and executive officers.

•	each person that is known by us to be a beneficial owner of more than 5% of our outstanding equity securities;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 44,147,120 shares of our equity securities outstanding as of April 1, 2012. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o MercadoLibre, Inc., Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG.

	Total Common Stock
Name and Address of Beneficial Owner	Number	Percentage
Five percent stockholders:
eBay Inc. (1)	8,126,062	18.4%
FMR, LLC (2)	3,010,172	6.8%
Baillie Gifford & Co. (3)	3,000,372	6.8%

Directors and executive officers:
Marcos Galperin	4,546,563	10.3%
Pedro Arnt	13,114	*
Hernán Kazah	25,042	*
Osvaldo Giménez	15,415	*
Daniel Rabinovich	243	*
Stelleo Tolda (4)	101,203	*
Emiliano Calemzuk	—	*
Martín de los Santos	2,737	*
Nicolás Galperin	—	*
Susan Segal	—	*
Veronica Allende Serra	3,579	*
Michael Spence	34,354	*
Mario Vázquez	2,354	*
All directors and executive officers as a group (12 persons)	4,744,604	10.7%

*	Indicates less than 1% ownership
(1)	According to a Schedule 13G/A filed on February 7, 2012 by eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(2)	According to a Schedule 13G/A filed on February 14, 2012 by FMR LLC (“FMR”), Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,780,624 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 2,169,106 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 2,800 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 2,800 shares and sole power to vote or to direct the voting of 0 shares of our common stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 226,748 shares of our common stock.
(3)	According to a Schedule 13G/A filed on January 17, 2012 by Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburgh, EH1 3 AN, Scotland, UK, such reporting person may be deemed to have sole voting power with respect to 2,399,240 shares and sole dispositive power with respect to 3,000,372 shares. Securities reported on the Schedule 13G/A as being beneficially owned by Baillie Gifford & Co. are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.
(4)	Includes 100,157 shares held by Tool, Ltd. of which Stelleo Tolda owns all of the outstanding equity.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary goals of our compensation committee with respect to executive compensation are to attract and retain the most talented and dedicated executive officers possible and to align executive officers’ incentives with stockholder value creation.

In this proxy statement, we use the term “named executive officers” to refer to Marcos Galperin, our president and chief executive officer, Pedro Arnt, our executive vice president and chief financial officer, Hernán Kazah, former executive vice president and chief financial officer, Stelleo Tolda, our chief operating officer, Osvaldo Giménez, our executive vice president—payments, and Daniel Rabinovich, our senior vice president and chief technology officer.

At the 2011 Annual Meeting of Stockholders, the advisory vote on executive compensation was approved by more than 99% of shares voted. The level of support on the advisory vote was considered by the compensation committee and supported its decision to not make any significant changes to our compensation program during 2011. The compensation committee expects that our 2012 executive compensation program will be based on similar components and principles as utilized in our 2011 executive compensation program.

Executive Summary

We host the largest online commerce platform in Latin America located at www.mercadolibre.com, which is focused on enabling e-commerce and its related services. Our services are designed to provide our users with mechanisms for buying, selling, paying, collecting, generating leads and comparing via e-commerce transactions in an effective and efficient manner. Although we consider our company to be a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on unique visitors and page views during 2011, we operate in a rapidly evolving and highly competitive market that requires a highly qualified executive management team with strong operational skills. Our executive compensation philosophy is designed to align the compensation of our named executive officers with our business objectives and reward performance over both the short and long term.

Executive Compensation Program Objectives

We are committed to providing an executive compensation program that supports the following goals and philosophies:

•	aligning our management team’s interests with stockholders’ expectations of earnings per share growth and a competitive dividend yield;

•	effectively compensating our management team for actual performance over the short and long term;

•	attracting and retaining an experienced and effective management team;

•	motivating and rewarding our management team to produce growth and performance for our stockholders that are sustainable and consistent with prudent risk-taking and based on sound corporate governance practices; and

•	providing market competitive levels of target (i.e., opportunity) compensation.

Structure of Our 2011 Executive Compensation Program

As discussed in more detail beginning on page 22, our 2011 executive compensation program is comprised of three different compensation elements, including:

•	base salary, which is fixed annually and compensates individuals for daily performance;

•	annual bonus, which is intended to compensate officers for achieving corporate goals and value-creating milestones during the prior fiscal year; and

•	2011 Long-Term Retention Program (“2011 LTRP”) bonus, which, together with the annual bonus, rewards the executive for both company and individual performance and assists in the retention of key employees. The 2011 LTRP is paid over an eight-year period through annual fixed payments as well as annual variable payments that move in tandem with increases or decreases in our stock price during the eight-year period over which the bonus is paid.

Management’s Assessment of 2011 Performance

Since our inception, we have consistently generated revenue growth from our MercadoLibre marketplace and from MercadoPago, an integrated online payments solution, driven by the strong growth of our key operational metrics. This trend continued again in 2011. The following is a summary of our key results and achievements in 2011:

•	net revenues increased 37.9% from 2010 to 2011, to $298.9 million;

•	net income increased 37.1% from 2010 to 2011, to $76.8 million;

•	gross merchandise volume grew by 41.5% from 2010 to 2011;

•	successful items sold increased 34.6% in 2011 as compared to 2010;

•	total payment volume for MercadoPago grew by 88.1% from 2010 to 2011;

•	operating income margins declined from 34.4% in 2010 to 33.4% in 2011; and

•	the closing price of our common stock on The NASDAQ Global Market was $79.54 at December 30, 2011 and $66.64 at December 31, 2010.

Highlights of Our Executive Compensation Program in 2011

In making its compensation decisions for the 2011 performance year, the compensation committee recognized our company’s 2011 results and the contributions and accomplishments of the named executive officers to our continuing growth story. The following is a summary of the highlights of our 2011 executive compensation program:

•	Base salary represents a relatively small percentage of total direct compensation for our named executive officers. In 2011, the base salaries of our chief executive officer, chief financial officer and chief operating officer represented between approximately 28% and 33% of their respective total direct compensation.

•	A significant portion of our 2011 executive compensation program is structured to reward named executive officers for actual performance. The charts below illustrate the percentage of performance-based compensation for our named executive officers:

•	By design, a significant portion of the compensation awarded to our named executive officers is contingent upon individual and company performance. In 2011, subject to satisfaction of certain minimum eligibility conditions, 95% of president and chief executive officer’s annual bonus was based on pre-determined company performance criteria and 5% was based on a qualitative assessment of his performance during the year. For each of our other named executive officers (other than our executive vice president—payments), subject to satisfaction of the minimum eligibility conditions, 85% of the annual bonus was based on company performance and 15% was based on an assessment of individual performance. For our executive vice president—payments, subject to satisfaction of the minimum eligibility conditions, 60% of the annual bonus was based on company performance, 25% was based on MercadoPago operations and 15% was based on an assessment of individual performance.

•	The bonuses granted to our named executive officers under our 2011 LTRP are paid out over a period of eight years and subject to forfeiture if an officer retires, resigns or terminates his employment for any reason, or if an officer takes certain specified actions that could adversely affect our business. In addition, similar to the annual bonus, the 2011 LTRP bonus is tied directly to the satisfaction of minimum performance objectives. In the event the minimum performance objectives are satisfied, approximately 50% of the cash payable under the 2011 LTRP will move in tandem with increases or decreases in our stock price during the eight year period over which the bonus is paid.

•	We continue to provide no executive perquisites.

Role of the Compensation Committee in Compensation Decisions

Our compensation committee reviews and sets all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall compensation strategy for all employees, and the specific compensation of our executive officers on an annual basis. In the course of this review, the compensation committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. The compensation committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. In late 2011, the compensation committee retained Towers Watson, an international compensation consulting firm, to assist the compensation committee and our company in developing recommendations for compensation of our employees, other than our chief executive officer and executive vice presidents, for 2012. Towers Watson reported directly to the compensation committee during the term of its engagement. The compensation committee had previously engaged Mercer, an international compensation consulting firm, in late 2009, to assist the compensation committee in developing recommendations for 2010 executive compensation. Mercer reported directly to the compensation committee during the term of its engagement. Compensation of our chief executive officer and executive vice presidents was defined on the basis of recommendations that had been provided by Mercer in 2010, duly adjusted for inflation.

Role of Executive Officers and Consultants in Compensation Decisions

While the compensation committee determines our overall compensation philosophy and sets the compensation of our executive officers, it looks to the officers identified below and the compensation consultants retained by the committee, if any, to work within the compensation philosophy to make recommendations to the compensation committee with respect to both overall guidelines and specific compensation decisions. Each of our chief executive officer and our vice president of human resources also provides the board and the compensation committee with his perspective on the performance of our executive officers as part of the annual personnel review and succession planning discussions. The compensation committee establishes compensation levels for our chief executive officer in consultation with the compensation consultants it retains, if any, and our chief executive officer is not present during any of these discussions. Each of our chief executive officer and our vice president of human resources recommends to the compensation committee specific salary amounts for executive officers other than the chief executive officer and provides recommendations on other compensation programs, and the compensation committee considers those recommendations before making final compensation determinations. Our vice president of human resources works closely with the chairman of our compensation committee and attends certain compensation committee meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice. Further, our vice president of human resources prepares materials for compensation committee meetings at the direction of the compensation committee. In connection with prior compensation consultant engagements, the compensation committee has directed the compensation consultants to work with our vice president of human resources and other members of management to gather information the consultants deemed necessary for purposes of forming their recommendations and evaluating the recommendations of our vice president of human resources and our chief executive officer. As noted above, the compensation committee engaged Mercer in late 2009 to assist the compensation committee with respect to establishing an executive compensation program for 2010. Although the compensation committee did not engage a compensation consultant to assist with the development of compensation of our chief executive officer and executive vice presidents for the 2011 fiscal year, the compensation committee utilized Mercer’s 2009 report in its 2011 compensation determinations, after adjusting for inflation.

Competitive Considerations

To set total compensation guidelines, the compensation committee reviews market data of companies with which the compensation committee believes MercadoLibre competes for executive talent. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain top-notch executive talent. To facilitate making external compensation comparisons, in late 2009, Mercer provided the compensation committee with competitive market data by analyzing proprietary third-party surveys and publicly-disclosed documents of companies in specified peer groups. The compensation committee used this market data in determining salary structures and defining the total annual compensation of senior management for 2010. Compensation of our chief executive officer and executive vice presidents was defined on the basis of the recommendations that had been provided by Mercer in 2010, duly adjusted for inflation. The compensation committee members also utilized both anecdotal and specific information based on personal experience and industry contacts, particularly with respect to Latin America.

In 2011, the compensation committee reviewed updated data, as adjusted for inflation, from a peer group selected in 2010 consisting of companies of similar size within our industry. The companies included in that peer group are as follows:

Blue Nile, Inc. Digital River, Inc. GSI Commerce, Inc. Monster Worldwide, Inc. Orbitz Worldwide Shutterfly	Dice Holding, Inc. EarthLink LoopNet Netflix, Inc. RealNetworks

In deciding whether a company should be included in the peer group, in addition to industry, the committee considered the following screening criteria:

•	revenues;

•	earnings before interest, depreciation and amortization;

•	market capitalization; and

•	total assets.

Because MercadoLibre executives live in Latin America and not in the United States, in applying the peer group data provided by Mercer, the compensation committee decided to adopt a percentage of reduction to compensate for cost of living differences between Latin America and the United States. For that reason, the market positioning of our executives is generally 80% of the median of the 2011 peer group of U.S. companies.

Elements of Compensation

The compensation received by our named executive officers consists of the following elements, each as more fully described below:

•	base salary;

•	annual bonus; and

•	long-term retention plan bonus.

The following table summarizes the various elements of compensation paid to our named executive officers, other than our Chief Financial Officer and Chief Technology Officer, in each of 2011, 2010 and 2009. Compensation information for our Chief Financial Officer and Chief Technology Officer is presented for 2011 only, which is the year these individuals first became named executive officers. Due to various reporting requirements, the information set forth in the table below may not correspond with the amounts included in the table under the caption “Summary Compensation Table” below. For example, stock issued to our named executive officers in 2011 as part of the 2008 LTRP is recognized as 2008 compensation for purposes of the information required to be included in the Summary Compensation Table. However, we believe the following summary to be a more transparent reflection of the compensation received in each of these years by our named executive officers. Payouts under the 2008 LTRP, 2009 LTRP and 2010 LTRP represent payments or stock awards in 2011, 2010 or 2009, as applicable, for performance in 2008, 2009 and 2010, respectively.

Elements of Compensation Paid to Named Executive Officers in 2011, 2010 and 2009

				LTRP Bonus Compensation
(in U.S. dollars)	Year	Base Salary ($) (1)	Annual Bonus ($) (1)	2008 LTRP (Cash) ($)	2008 LTRP (Stock) ($) (2)	2009 LTRP (Cash) ($) (3)	2010 LTRP (Cash) ($) (3)	2011 LTRP (Cash) ($) (3)	Total ($)
Marcos Galperin	2011	557,889	612,385	85,000	158,322	168,557	329,124	266,838	2,178,115
President and	2010	536,432	602,981	67,500	106,674	145,814	296,198	—	1,755,598
CEO	2009	206,840	234,952	55,000	50,524	109,626	—	—	656,942

Pedro Arnt	2011	191,777	207,057	12,750	23,763	25,284	10,295	129,115	600,042
Executive VP and CFO

Hernán Kazah	2011	125,332	—	—	—	—	—	—	125,332
Former Executive	2010	259,564	291,766	33,750	53,337	72,907	143,322	—	854,645
VP and CFO	2009	206,840	234,952	27,500	25,262	54,813	—	—	549,367

Stelleo Tolda	2011	295,570	313,977	30,600	57,012	84,279	159,254	129,115	1,069,806
Executive VP	2010	264,756	324,923	24,300	38,406	72,907	143,322	—	868,613
and COO	2009	209,650	269,550	19,800	18,175	54,813	—	—	571,988

Osvaldo Giménez	2011	205,447	120,275	15,640	29,141	31,015	79,627	64,558	545,703
Executive VP	2010	188,743	113,151	12,420	19,659	26,830	71,661	—	432,464
- Payments	2009	153,215	92,820	10,120	9,305	20,171	—	—	285,631

Daniel Rabinovich	2011	172,601	75,688	12,750	23,763	25,284	10,295	20,521	340,902
Senior VP and CTO

(1)	Base salaries and Annual Bonus are paid in foreign currencies but disclosed above in U.S. dollars, at the applicable exchange rate as of the payment date.
(2)	Represents shares acquired upon vesting of the different installments of the total 2008 LTRP bonus earned by the named executive officer in 2008. The value of vested common stock was calculated by multiplying the number of vested common shares by the closing price of our common stock on the NASDAQ Global Market on the vesting date.
(3)	See footnotes 4 through 16 to the “Summary Compensation Table” below for information regarding the payment of LTRP bonuses. For a description of the 2011 LTRP, 2010 LTRP, 2009 LTRP and 2008 LTRP, see “—Elements of Compensation—Long-Term Retention Plans” and “—Prior Long-Term Retention Plans” below.

Base Salary

Base salaries for our named executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by the above peer companies for similar positions. Base salaries are reviewed at least annually for merit increases and cost of living adjustments, and adjusted from time to time to realign salaries with market levels based on the peer review and after taking into account individual responsibilities, performance and experience.

Base salaries of our named executive officers for 2011 were between $172,601 and $557,889.

We adjusted the 2011 named executive officer base salaries that are paid in foreign currencies, considering the market pay level for those positions according to the compensation market study prepared by Mercer, as adjusted for inflation, for our chief executive officer and executive vice presidents. The committee believes that each officer’s salary level is appropriate in light of his roles and responsibilities within our company.

Annual Bonus

In addition to base salaries, our named executive officers are eligible to receive annual bonuses. The annual incentive bonuses are intended to compensate named executive officers for achieving corporate goals and for achieving what the compensation committee believes to be value-creating milestones during the prior year. The annual bonus for each of our named executive officers is paid in cash in an amount reviewed and approved by our compensation committee and full board of directors. The compensation committee uses annual incentive bonuses to compensate named executive officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives are generally established in the first half of the year and vary depending on the individual named executive officer, but relate generally to financial and operational targets as well as a qualitative assessment of the officer’s performance carried out by peers, subordinates and the officer’s direct supervisor. If established objective thresholds for the annual performance period are not met, the executive does not receive a bonus for the year. After the end of each fiscal year, our actual performance is compared to the objectives established by the board of directors during the prior year to determine the annual bonus award payout.

For 2011, each named executive officer was eligible for an annual bonus up to an amount equal to approximately 115% of his annual base salary for each of Messrs. Galperin, Arnt and Tolda, 62% of base salary for Mr. Giménez and 46% of base salary for Mr. Rabinovich.

In 2011, subject to satisfaction of the Minimum Eligibility Conditions (described under “Long-Term Retention Program” below), 95% of Mr. Galperin’s annual bonus was based on the company performance criteria described below and 5% was based on a survey of the members of our board of directors and his colleagues assessing his qualitative performance during the year. For each of Messrs. Arnt, Tolda and Rabinovich, subject to satisfaction of the Minimum Eligibility Conditions, 85% of the award was based on company performance and 15% was based on an assessment of individual performance, specifically, a report of the individual executive’s performance prepared by his supervisor based on criteria specific to his job responsibilities (10%) together with a 360-degree qualitative survey of the individual’s performance prepared by his colleagues (5%). For Mr. Giménez, subject to satisfaction of the Minimum Eligibility Conditions, 60% of the award was based on company performance, 25% was based on MercadoPago operations and 15% was based on a 360-degree qualitative assessment of individual performance.

A portion of each named executive officer’s annual bonus was based upon our company’s achievement of certain pre-determined goals for performance. For 2011, the compensation committee selected the following as the company performance measures (the “General Company Performance Objectives”):

•	net revenues minus bad debt, defined as our company’s net revenues for 2011, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), less the portion of our bad debt that is uncollectible and after adjustments for unusual items as determined by the compensation committee;

•	net income, defined as our company’s net income in 2011, determined in accordance with GAAP and after adjustments for unusual items as determined by the compensation committee; and

•	adjusted free cash flow of our company, defined as the net increase in our company’s cash and cash equivalents and short-term and long-term investments in 2011 over 2010 adjusted to add (a) the difference between the MercadoPago accounts receivable balance at December 31, 2010 versus December 31, 2011 and (b) the difference between the MercadoPago accounts payable balance at December 31, 2010 versus December 31, 2011.

Within the 95% of the award for Mr. Galperin based on company performance, 89.5% was based on our 2011 operations excluding our Venezuelan operation and 5.5% was based on the 2011 performance of our Venezuelan operation. The remaining 5% was based on a 360-degree qualitative assessment of individual performance. Of the 85% of the award for each of Messrs. Arnt, Tolda and Rabinovich based on company performance, 80% was based on our company’s overall performance and 5% was based on the performance of our Venezuelan operation. The remaining 15% was based on a 360-degree qualitative assessment of individual performance.

Within the 60% of the award for Mr. Osvaldo Giménez that is based on company performance, 56% was based on our company’s overall performance and 4% was based on the performance of our Venezuelan operation. Of the remaining 40%, 25% was based on MercadoPago operations and 15% on a 360-degree qualitative assessment of individual performance.

For Mr. Giménez, his company performance benchmarks were divided between the General Company Performance Objectives and those related to the 2011 operations of our MercadoPago business, such as MercadoPago penetration, which is defined as Total Payment Volume (“TPV”) divided by Gross Merchandise Volume (“GMV”), off-platform net revenues which mainly includes revenues generated off MercadoLibre’s marketplace and financing revenues and off-platform TPV.

The compensation committee believes these metrics are the strongest drivers of long-term stockholder value for our company. These elements each track off a target number and have a percentage weight, resulting in a total performance metric for each named executive officer. The compensation committee is given discretion to make adjustments to each element in order to reduce or eliminate the effect of unusual events and thus make better year-over-year performance comparisons. This process may involve subtracting or adding back both revenues and expenses from reported results to better reflect our core results. This policy also reflects the compensation committee’s inability to predict unusual events when performance targets are established early in the fiscal year. With respect to annual bonus determinations for our 2011 fiscal year, in early 2012, the chairman of the compensation committee met with our accounting staff and vice president of human resources to analyze any appropriate adjustments. Together, they prepared a detailed analysis of each performance element and the recommended adjustments and presented it to the compensation committee for approval. After discussion, the compensation committee made adjustments to the free cash flow performance objective to exclude the effect of our acquisition of AutoPlaza. In addition, the compensation committee adjusted net revenues minus bad debt and net income to exclude results from AutoPlaza. In its discretion, the compensation committee also made other immaterial adjustments. These elements and the mechanics of our annual bonus plan are more fully described below in the description of our 2011 Long-Term Retention Program.

Long-Term Retention Plans

As a private company, our compensation program consisted primarily of annual salary and bonus. In 2008, our compensation committee determined that our executive compensation program needed more focus on long-term incentives to assist in the retention of key employees that have valuable industry expertise and developed competencies. In connection with this new focus, beginning in 2008, our company adopted the 2008 Long-Term Retention Plan (the “2008 LTRP”), followed by the 2009 Long-Term Retention Bonus Plan (the “2009 LTRP”) and the 2010 Long-Term Retention Bonus Plan (the “2010 LTRP”). See “Prior Long-Term Retention Plans” below for a detailed description of each of the 2008, 2009 and 2010 LTRPs.

2011 Long-Term Retention Program

In 2011, the compensation committee continued its focus on long-term incentives and, on August 1, 2011, adopted the 2011 Long-Term Retention Program for executives. The 2011 LTRP is designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. The award under the 2011 LTRP will be fully payable in cash in addition to the annual salary and annual bonus of each employee. In order to receive an award under the 2011 LTRP, the executive must satisfy the Minimum Eligibility Conditions applicable to determine eligibility for annual cash bonuses. If these Minimum Eligibility Conditions are satisfied, the executive will, subject to his continued employment as of each applicable payment date, receive the target amount of his 2011 LTRP bonus.

The 2011 LTRP is separate and distinct from the 2008, 2009, and 2010 LTRPs. However, the compensation committee considered the expected payouts under the 2008, 2009, and 2010 LTRPs when evaluating awards under the 2011 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

The 2011 LTRP is similar to the 2010 and 2009 LTRPs. Awards under the 2011 LTRP were based upon an eligible participant’s satisfaction of the following “Minimum Eligibility Conditions”:

•	our company must have achieved at least 80% of the target General Company Performance Objectives in 2011;

•	the subject executive officer must have scored at least 80% on his individual qualitative assessment; and

•	the subject executive officer’s total performance tally must have equaled at least 80%.

In addition, in order for Mr. Giménez to be eligible to receive a 2011 LTRP bonus, the MercadoPago business must have achieved at least 70% of target net revenues.

Each award under the 2011 LTRP is payable 100% in cash over an eight-year period as described in the following table. The committee made the decision to tie cash payments under the 2011 LTRP to our stock performance rather than to actually issue equity under the 2011 LTRP for a number of reasons, including, but not limited to, to reduce the dilutive effect on our stockholders. The portion of the award to be paid in the future will be forfeited if an employee leaves our company prior to the respective payment date.

2011 LTRP Bonus

The following table sets forth the nominal target value of the 2011 LTRP bonus and the portion of the 2011 LTRP bonus paid out for 2011 for each named executive officer:

	Nominal Target Value of 2011 LTRP Bonus (1)(2)(3)	Portion of 2011 LTRP Bonus Paid Out for 2011
Marcos Galperin	$1,950,468	$266,838
Pedro Arnt (4)	943,775	129,115
Hernán Kazah (5)	—	—
Stelleo Tolda	943,775	129,115
Osvaldo Giménez	471,887	64,558
Daniel Rabinovich	150,000	20,521

(1)	The 2011 LTRP bonus amounts were determined by the compensation committee at the end of the 2011 fiscal year based on each executive’s 2011 performance tally, which tally is based on the attainment of certain individual and company goals, and the subject executive’s satisfaction of the Minimum Eligibility Conditions. In 2011, 95% of Mr. Galperin’s 2011 LTRP was based on the company performance criteria described below (89.5% of which was based on our 2011 operations excluding our Venezuelan operation and 5.5% of which was based on the performance in 2011 of our Venezuelan operation) and 5% was based on a survey of the members of our board of directors assessing his qualitative individual performance during the year. For each of Messrs. Arnt, Tolda and Rabinovich, 85% of the award was based on company performance (80% of which was based on our 2011 operations excluding our Venezuelan operation and 5% of which was based on the performance in 2011 of our Venezuelan operation) and 15% was based on an assessment of individual performance. For Mr. Giménez, 60% of the award was based on company performance (56% of which was based on our 2011 operations excluding our Venezuelan operation and 4% of which was based on the performance in 2011 of our Venezuelan operation), 25% was based on (i) 2011 MercadoPago penetration, which is defined as Total Payment Volume divided by Gross Merchandise Volume, (ii) 2011 MercadoPago off-platform net revenues and (iii) 2011 MercadoPago Total Payment Volume off-platform, and 15% was based on an assessment of individual performance. Each performance metric was determined by multiplying the percentage of each objective actually achieved by the weight of each element. Individual performance that meets expectations resulted in a 100% for that component, or an individual component score of 5% for Mr. Galperin and 15% for each of our other executive officers. Each metric was then added together to equal an executive’s total performance tally.
(2)	Assuming continued employment by the executive through the below payment dates, the award described will be paid in cash as follows:

•	the executive will receive a fixed cash payment equal to 6.25% of his 2011 LTRP bonus once a year for a period of eight years starting in 2012 (the “annual fixed payment”); and

•	on each date we pay the annual fixed payment to the officer, he will also receive a cash payment equal to the product of (i) 6.25% of the applicable 2011 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2010 Stock Price (as defined below). For purposes of the 2011 LTRP, the “2010 Stock Price” equaled $65.42 (the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2010) and the “Applicable Year Stock Price” shall equal the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

(3)	The maximum amount of each executive officer’s 2011 LTRP bonus will depend on our stock price for the last 60 trading days of the applicable fiscal year. To the extent our stock price exceeds $65.42 for one or more applicable periods, the total amount of the executive’s 2011 LTRP bonus will exceed the amount listed in the column above entitled “Target Value of Total 2011 LTRP Bonus.” To the extent our stock price is less than $65.42 for one or more applicable periods, the total amount of the executive’s 2011 LTRP bonus will be less than the amount in the “Target Value of Total 2011 LTRP Bonus” column. The average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2011 was $77.77. Assuming the Applicable Year Stock Price equals $77.77 as of each payment date, the total amount payable to each of the named executive officers under the 2011 LTRP would be as follows: Mr. Galperin: $2,134,704, Messrs. Arnt and Tolda: $1,032,921, Mr. Giménez: $516,460 and Mr. Rabinovich: $164,169.
(4)	Effective as of June 1, 2011, Mr. Arnt was appointed to serve as our chief financial officer
(5)	Mr. Kazah resigned from his position as executive vice president and chief financial officer effective May 31, 2011. As a result, he was not eligible to receive the 2011 LTRP.

2011 Annual Bonus and 2011 LTRP Bonus Components

The following table describes the components of each named executive officer’s 2011 annual bonus and 2011 LTRP bonus and the percentage weight of each element:

	Marcos	Pedro	Stello	Osvaldo	Daniel
Factors	Galperin (1)	Arnt (1)	Tolda (1)	Gimenez (1)	Ravinovich (1)
MercadoLibre net revenues minus bad debt (overall except Venezuelan operation)	44.7%	40.0%	40.0%	28.0%	40.0%
MercadoLibre net revenues minus bad debt (Venezuelan operation)	2.7%	3.0%	3.0%	2.0%	3.0%
MercadoLibre net income (overall except Venezuelan operation)	22.4%	20.0%	20.0%	14.0%	20.0%
MercadoLibre net income (Venezuelan operation)	1.4%	1.0%	1.0%	1.0%	1.0%
MercadoLibre free cash flow (overall except Venezuelan operation)	22.4%	20.0%	20.0%	14.0%	20.0%
MercadoLibre free cash flow (Venezuelan operation)	1.4%	1.0%	1.0%	1.0%	1.0%
MercadoPago metrics (2)	0.0%	0.0%	0.0%	25.0%	0.0%
Individual performance	5.0%	15.0%	15.0%	15.0%	15.0%

(1)	The 2011 annual bonus and 2011 LTRP bonus amounts were determined by the compensation committee at the end of the 2011 fiscal year based on each executive’s 2011 performance tally, which tally is based on the attainment of certain individual and company goals, and the subject executive’s satisfaction of the Minimum Eligibility Conditions. In 2011, 95% of Mr. Galperin’s 2011 LTRP and annual bonus was based on the company performance criteria described below (89.5% of which was based on our 2011 operations excluding our Venezuelan operation and 5.5% of which was based on the performance in 2011 of our Venezuelan operation) and 5% was based on a survey of the members of our board of directors assessing his qualitative individual performance during the year. For each of Messrs. Arnt, Tolda and Rabinovich, 85% of the award was based on company performance (80% of which was based on our 2011 operations excluding our Venezuelan operation and 5% of which was based on the performance in 2011 of our Venezuelan operation) and 15% was based on an assessment of individual performance. For Mr. Giménez, 60% of the award was based on company performance (56% of which was based on our 2011 operations excluding our Venezuelan operation and 4% of which was based on the performance in 2011 of our Venezuelan operation), 25% was based on (i) 2011 MercadoPago penetration, which is defined as Total Payment Volume divided by Gross Merchandise Volume, (ii) 2011 MercadoPago off-platform net revenues and (iii) 2011 MercadoPago Total Payment Volume off-platform, and 15% was based on an assessment of individual performance. Each performance metric was determined by multiplying the percentage of each objective actually achieved by the weight of each element. Individual performance that meets expectations resulted in a 100% for that component, or an individual component score of 5% for Mr. Galperin and 15% for each of our other executive officers. Each metric was then added together to equal an executive’s total performance tally.
(2)	MercadoPago metrics consist of: (i) 2011 MercadoPago penetration, which is defined as Total Payment Volume divided by Gross Merchandise Volume; (ii) 2011 MercadoPago off-platform net revenues; and (iii) 2011 MercadoPago Total Payment Volume off-platform.

2011 Annual Bonus and 2011 LTRP Bonus Performance Elements

The following table sets forth the elements included in the company performance tally for 2011 and actual performance realized against those objectives:

	2011	2011 actual	2011
Metrics	Actual (in MM)	as adjusted (in MM)	Objective (in MM)	% of Objective
MercadoLibre net revenues minus bad debt (overall except Venezuelan operation) (1)	$248.1	$247.6	$243.9	103.2%
MercadoLibre net revenues minus bad debt (Venezuelan operation) (2)	31.9	31.9	26.0	147.4%
MercadoLibre net income (overall except Venezuelan operation) (3)	60.8	60.7	56.5	115.7%
MercadoLibre net income (Venezuelan operation) (4)	16.0	16.0	11.3	187.2%
MercadoLibre free cash flow (overall except Venezuelan operation) (5)	44.2	49.7	46.3	110.1%
MercadoLibre free cash flow (Venezuelan operation) (6)	11.7	11.7	7.4	180.5%

(1)	For fiscal year 2011, defined as our company’s net revenues for 2011 (excluding our Venezuelan operation), determined in accordance GAAP, less the portion of our company’s bad debt (excluding our Venezuelan operation) that is uncollectible and after adjustments for unusual items as determined by the compensation committee.
(2)	For fiscal year 2011, defined as the net revenues for 2011 of our Venezuelan operation, determined in accordance GAAP, less the portion of the bad debt of our Venezuelan operation that is uncollectible and after adjustments for unusual items as determined by the compensation committee.
(3)	For fiscal year 2011, defined as our company’s net income in 2011 (excluding our Venezuelan operation), determined in accordance with GAAP and after adjustments for unusual items as determined by the compensation committee.
(4)	For fiscal year 2011, defined as the net income in 2011 of our Venezuelan operation, determined in accordance with GAAP and after adjustments for unusual items as determined by the compensation committee.
(5)	For fiscal year 2011, defined as the net increase in our company’s (excluding our Venezuelan operation) cash and cash equivalents and short-term and long-term investments in 2011 over 2010 adjusted to add (a) the difference between the MercadoPago accounts receivable balance at December 31, 2011 versus December 31, 2010 (excluding our Venezuelan operation) and (b) the difference between the MercadoPago accounts payable balance at December 31, 2011 versus December 31, 2010 (excluding our Venezuelan operation).
(6)	For fiscal year 2011, defined as the net increase in our Venezuelan operation’s cash and cash equivalents and short-term and long-term investments in 2011 over 2010 adjusted to add (a) the difference between our Venezuelan operation’s MercadoPago accounts receivable balance at December 31, 2011 versus December 31, 2010 and (b) the difference between our Venezuelan operation’s MercadoPago accounts payable balance at December 31, 2011 versus December 31, 2010.

MercadoPago’s adjusted operations for 2011 achieved 142.9% of Mr. Giménez’s objective for the year.

If the Minimum Eligibility Conditions had not been satisfied for any executive officer, then he would not have received a 2011 annual bonus or 2011 LTRP bonus. Because the Minimum Eligibility Conditions were met for each officer, (i) each executive officer received the full amount of his 2011 LTRP bonus and (ii) each executive officer’s annual bonus equaled the maximum annual bonus payable as each executive earned a performance tally in excess of 100%. Therefore, each of Messrs. Galperin and Tolda earned an annual bonus equal to approximately 115% of his annual base salary, Mr. Arnt earned an annual bonus equal to approximately 113% of his annual base salary, Mr. Giménez earned an annual bonus equal to approximately 62% of his annual base salary and Mr. Rabinovich earned an annual bonus equal to approximately 46% of his annual base salary. Actual annual bonus amounts are based on a number of monthly salaries thus percentages are approximate.

Other Compensation and Benefits

Equity awards. In the past we have granted equity to our executive officers through our Amended and Restated 1999 Stock Option and Restricted Stock Plan, which was adopted by our board of directors to permit the grant of equity to our employees. In 2009, our board adopted and our stockholders approved the 2009 Equity Compensation Plan. Upon adoption of the 2009 Equity Compensation Plan, no further awards were available for issuance under our 1999 Stock Option and Restricted Stock Plan. As of December 31, 2011, we had approximately 272,186 shares of common stock available for issuance under the 2009 Equity Compensation Plan. The board has considered outstanding job performance, contributions to our company and achievement of other benchmarks in granting past awards. We have not adopted stock ownership guidelines for our executive officers.

A portion of the 2008 LTRP was payable in the form of common stock. In 2011, Messrs. Galperin, Giminez, Kazah, Tolda, Arnt and Rabinovich received 1,286 shares, 237 shares, 643 shares, 463 shares, 193 shares and 193 shares of common stock, respectively, pursuant to the 2008 LTRP.

Other compensation and benefits. We maintain broad-based benefits that are provided to certain full-time employees, including health insurance, extra vacation days, mobile telephones, executive education sponsorship programs, parking spaces and subsidized English, Spanish and/or Portuguese lessons. We also provide life insurance policies for some of our employees in Brazil. In certain cases, if an employee is asked to relocate temporarily to another country office, we will facilitate such employee’s relocation by acting as guarantors in residential apartment lease agreements and paying for relocation expenses. We do not have any pension plan for our employees, including our executive officers.

Employment agreements. We have entered into employment agreements with each named executive officer as described below under “Employment Agreements.” Certain executive officers may also receive benefits in the event of a change in control of our company as described under “Potential Payments Upon Termination or Change in Control.”

Base Salary Determinations for 2012

The compensation committee has established base salaries for 2012 for our named executive officers as follows:

2012 Base Salary (1)
Marcos Galperin	$581,868
Pedro Arnt	$255,309
Stelleo Tolda	$285,385
Osvaldo Giménez	$255,309
Daniel Rabinovich	$231,560

(1)	Base salaries are paid in foreign currencies but disclosed above in U.S. dollars, at the applicable exchange rate as of March 31, 2012.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the compensation committee reviews not only the individual elements of compensation, but also total compensation and compares overall compensation to total compensation of similarly situated employees at the company’s peer companies. By design, a significant portion of the compensation awarded to our executive officers is contingent upon individual and company performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs for the best methods to promote stockholder value through employee incentives.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussions, the compensation committee recommended to the board of directors that it be included in the company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE

Martín de los Santos, Chairperson

Emiliano Calemzuk

Veronica Allende Serra

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company. This analysis was performed and discussed by the compensation committee.

Summary Compensation Table

The following table sets forth compensation information for the years ended December 31, 2009, 2010 and 2011 for Marcos Galperin, our chief executive officer, Pedro Arnt, who was appointed as our chief financial officer effective June 1, 2011, Hernán Kazah, former chief financial officer, whose resignation became effective on May 31, 2011, and our three other most highly-compensated executive officers for the year ended December 31, 2011. These executive officers are referred to as the “named executive officers” elsewhere in this proxy statement. Messrs. Arnt and Rabinovich first became named executive officers in 2011 and, accordingly, only their compensation information for 2011 is presented below. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)		Total ($)
Marcos Galperin President and Chief Executive Officer	2011 2010 2009	557,889 536,432 206,840	— — —	— — —	1,461,905 1,112,492 399,578	(4) (5) (6)	2,019,794 1,648,924 606,418

Pedro Arnt Executive Vice President and Chief Financial Officer	2011	191,777	—	—	384,502	(7)	576,279

Hernán Kazah Former Executive Vice President and Chief Financial Officer	2011 2010 2009	125,332 259,564 206,840	— — —	— — —	— 541,744 317,265	(8) (9)	125,332 801,308 524,105

Stelleo Tolda Executive Vice President and Chief Operating Officer	2011 2010 2009	295,570 264,756 209,650	— — —	— — —	717,224 565,451 344,163	(10) (11) (12)	1,012,794 830,207 553,813

Osvaldo Giménez Executive Vice President—Payments	2011 2010 2009	205,447 188,743 153,215	— — —	— — —	311,114 224,061 123,111	(13) (14) (15)	516,561 412,804 276,326

Daniel Rabinovich Senior Vice President and Chief Technology Officer	2011	172,601	—	—	144,538	(16)	317,139

(1)	Base salaries are paid in foreign currencies but disclosed above in U.S. dollars, at the applicable exchange rate as of the payment date.
(2)	We pay annual bonuses to our named executive officers as described above under “—Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus.” Pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, we have included annual bonus compensation in this table under the “Non-Equity Incentive Plan Compensation” column.
(3)	Bonuses are paid in foreign currencies, but disclosed above in U.S. dollars at the applicable exchange rate as of the payment date. In addition, each of the named executive officers received shares of our common stock under the 2008 LTRP in 2009, 2010, 2011 and 2012 representing the first, second, third and fourth share installments, respectively, of the total 2008 LTRP bonus earned by the named executive officer in 2008. Pursuant to the rules and regulations of the SEC, the aggregate grant date fair value of the shares awarded under the 2008 LTRP have been previously reported as 2008 compensation and thus, are not included in the table above.
(4)	Includes (i) an annual bonus of $612,385 paid in cash in the first quarter of 2012 based upon Mr. Galperin’s 2011 performance tally, (ii) a bonus under the 2011 LTRP of $266,838 paid in cash in the first quarter of 2012, representing the sum of the first fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Galperin in 2011, (iii) a bonus under the 2010 LTRP of $329,124 paid in cash in the first quarter of 2012, representing the sum of the second fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Galperin in 2010, (iv) a bonus under the 2009 LTRP of $168,557 paid in cash in the first quarter of 2012, representing the sum of the third fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Galperin in 2009 and (v) a bonus under the 2008 LTRP of $85,000 paid in cash in the first quarter of 2012, representing the fourth cash installment of the total 2008 LTRP bonus of $500,000 earned by Mr. Galperin in 2008. In the first quarter of 2012, Mr. Galperin received 1,619 shares of our common stock under the 2008 LTRP, representing the fourth share installment of the total 2008 LTRP bonus earned by Mr. Galperin in 2008.
(5)	Includes (i) an annual bonus of $602,981 paid in cash in the first quarter of 2011 based upon Mr. Galperin’s 2010 performance tally, (ii) a bonus under the 2010 LTRP of $296,198 paid in cash in the first quarter of 2011, representing the sum of the first fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Galperin in 2010, (iii) a bonus under the 2009 LTRP of $145,814 paid in cash in the first quarter of 2011, representing the sum of the second fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Galperin in 2009 and (iv) a bonus under the 2008 LTRP of $67,500 paid in cash in the first quarter of 2011, representing the third cash installment of the total 2008 LTRP bonus of $500,000 earned by Mr. Galperin in 2008. In the second quarter of 2011, Mr. Galperin received 1,286 shares of our common stock under the 2008 LTRP, representing the third share installment of the total 2008 LTRP bonus earned by Mr. Galperin in 2008.
(6)	Includes (i) an annual bonus of $234,952 paid in cash in the first quarter of 2010 based upon Mr. Galperin’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $109,626 paid in cash in the first quarter of 2011, representing the sum of the first fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Galperin in 2009 and (iii) a bonus under the 2008 LTRP of $55,000 paid in cash in the first quarter of 2010, representing the second cash installment of the total 2008 LTRP bonus of $500,000 earned by Mr. Galperin in 2008. In the first quarter of 2010, Mr. Galperin received 1,048 shares of our common stock under the 2008 LTRP, representing the second share installment of the total 2008 LTRP bonus earned by Mr. Galperin in 2008.

(7)	Includes (i) an annual bonus bonus of $207,057 paid in cash in the first quarter of 2012 based upon Mr. Arnt’s 2011 performance tally, (ii) a bonus under the 2011 LTRP of $129,115 paid in cash in the first quarter of 2012, representing the sum of the first fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Arnt in 2011, (iii) a bonus under the 2010 LTRP of $10,295 paid in cash in the first quarter of 2012, representing the sum of the second fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Arnt in 2010, (iv) a bonus under the 2009 LTRP of $25,284 paid in cash in the first quarter of 2012, representing the sum of the third fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Arnt in 2009 and (v) a bonus under the 2008 LTRP of $12,750 paid in cash in the first quarter of 2012, representing the fourth cash installment of the total 2008 LTRP bonus of $75,000 earned by Mr. Arnt in 2008. In the first quarter of 2012, Mr. Arnt received 243 shares of our common stock under the 2008 LTRP, representing the fourth share installment of the total 2008 LTRP bonus earned by Mr. Arnt in 2008.
(8)	Includes (i) an annual bonus of $291,766 paid in cash in the first quarter of 2011 based upon Mr. Kazah’s 2010 performance tally, (ii) a bonus under the 2010 LTRP of $143,322 paid in cash in the first quarter of 2011, representing the sum of the first fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Kazah in 2010, (iii) a bonus under the 2009 LTRP of $72,907 paid in cash in the first quarter of 2011, representing the sum of the second fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Kazah in 2009 and (iv) a bonus under the 2008 LTRP of $33,750 paid in cash in the first quarter of 2011, representing the third cash installment of the total 2008 LTRP bonus of $250,000 earned by Mr. Kazah in 2008. In the second quarter of 2011, Mr. Kazah also received 643 shares of our common stock under the 2008 LTRP, representing the third share installment of the total 2008 LTRP bonus earned by Mr. Kazah in 2008.
(9)	Includes (i) an annual bonus of $234,952 paid in cash in the first quarter of 2010 based upon Mr. Kazah’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $54,813 paid in cash in the first quarter of 2011, representing the sum of the first fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Kazah in 2009 and (iii) a bonus under the 2008 LTRP of $27,500 paid in cash in the first quarter of 2010, representing the second cash installment of the total 2008 LTRP bonus of $250,000 earned by Mr. Kazah in 2008. In the first quarter of 2010, Mr. Kazah received 524 shares of our common stock under the 2008 LTRP, representing the second share installment of the total 2008 LTRP bonus earned by Mr. Kazah in 2008.
(10)	Includes (i) an annual bonus of $313,977 paid in cash in the first quarter of 2012 based upon Mr. Tolda’s 2011 performance tally, (ii) a bonus under the 2011 LTRP of $129,115 paid in cash in the first quarter of 2012, representing the sum of the first fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Tolda in 2011, (iii) a bonus under the 2010 LTRP of $159,254 paid in cash in the first quarter of 2012, representing the sum of the second fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Tolda in 2010, (iv) a bonus under the 2009 LTRP of $84,279 paid in cash in the first quarter of 2012, representing the sum of the third fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Tolda in 2009 and (v) a bonus under the 2008 LTRP of $30,600 paid in cash in the first quarter of 2012, representing the fourth cash installment of the total 2008 LTRP bonus of $180,000 earned by Mr. Tolda in 2008. In the first quarter of 2012, Mr. Tolda received 583 shares of our common stock under the 2008 LTRP, representing the fourth share installment of the total 2008 LTRP bonus earned by Mr. Tolda in 2008.
(11)	Includes (i) an annual bonus of $324,923 paid in cash in the first quarter of 2011 based upon Mr. Tolda’s 2010 performance tally, (ii) a bonus under the 2010 LTRP of $ 143,322 paid in cash in the first quarter of 2011, representing the sum of the first fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Tolda in 2010, (iii) a bonus under the 2009 LTRP of $72,907 paid in cash in the first quarter of 2011, representing the sum of the second fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Tolda in 2009 and (iv) a bonus under the 2008 LTRP of $24,300 paid in cash in the first quarter of 2011, representing the third cash installment of the total 2008 LTRP bonus of $180,000 earned by Mr. Tolda in 2008. In the second quarter of 2011, Mr. Tolda received 463 shares of our common stock under the 2008 LTRP, representing the third share installment of the total 2008 LTRP bonus earned by Mr. Tolda in 2008.
(12)	Includes (i) an annual bonus of $269,550 paid in cash in the first quarter of 2010 based upon Mr. Tolda’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $54,813 paid in cash in the first quarter of 2011, representing the sum of the first fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Tolda in 2009 and (iii) a bonus under the 2008 LTRP of $19,800 paid in cash in the first quarter of 2010, representing the second cash installment of the total 2008 LTRP bonus of $180,000 earned by Mr. Tolda in 2008. In the first quarter of 2010, Mr. Tolda received 377 shares of our common stock under the 2008 LTRP, representing the second share installment of the total 2008 LTRP bonus earned by Mr. Tolda in 2008.

(13)	Includes (i) an annual bonus of $120,275 paid in cash in the first quarter of 2012 based upon Mr. Gimenez’s 2011 performance tally, (ii) a bonus under the 2011 LTRP of $64,558 paid in cash in the first quarter of 2012, representing the sum of the first fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Gimenez in 2011, (iii) a bonus under the 2010 LTRP of $79,627 paid in cash in the first quarter of 2012, representing the sum of the second fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Gimenez in 2010, (iv) a bonus under the 2009 LTRP of $31,015 paid in cash in the first quarter of 2012, representing the sum of the third fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Gimenez in 2009 and (v) a bonus under the 2008 LTRP of $15,640 paid in cash in the first quarter of 2012, representing the fourth cash installment of the total 2008 LTRP bonus of $92,000 earned by Mr. Gimenez in 2008. In the first quarter of 2012, Mr. Gimenez also received 298 shares of our common stock under the 2008 LTRP, representing the fourth share installment of the total 2008 LTRP bonus earned by Mr. Gimenez in 2008.
(14)	Includes (i) an annual bonus of $113,151 paid in cash in the first quarter of 2011 based upon Mr. Giménez’s 2010 performance tally, (ii) a bonus under the 2010 LTRP of $71,661 paid in cash in the first quarter of 2011, representing the sum of the first fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Giménez in 2010, (iii) a bonus under the 2009 LTRP of $26,830 paid in cash in the first quarter of 2011, representing the sum of the second fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Giménez in 2009 and (iv) a bonus under the 2008 LTRP of $12,420 paid in cash in the first quarter of 2011, representing the third cash installment of the total 2008 LTRP bonus of $92,000 earned by Mr. Giménez in 2008. In the second quarter of 2011, Mr. Gimenez also received 237 shares of our common stock under the 2008 LTRP, representing the third share installment of the total 2008 LTRP bonus earned by Mr. Gimenez in 2008.
(15)	Includes (i) an annual bonus of $92,820 paid in cash in the first quarter of 2010 based upon Mr. Giménez’s 2009 performance tally, (ii) a bonus under the 2009 LTRP of $20,171 paid in cash in the first quarter of 2011, representing the sum of the first fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Gimenez in 2009 and (iii) a bonus under the 2008 LTRP of $10,120 paid in cash in the first quarter of 2010, representing the second cash installment of the total 2008 LTRP bonus of $92,000 earned by Mr. Giménez in 2008. In the first quarter of 2010, Mr. Gimenez received 193 shares of our common stock under the 2008 LTRP, representing the second share installment of the total 2008 LTRP bonus earned by Mr. Gimenez in 2008.
(16)	Includes (i) an annual bonus of $75,688 paid in cash in the first quarter of 2012 based upon Mr. Rabinovich’s 2011 performance tally, (ii) a bonus under the 2011 LTRP of $20,521 paid in cash in the first quarter of 2012, representing the sum of the first fixed and variable payments of the total 2011 LTRP bonus earned by Mr. Rabinovich in 2011, (iii) a bonus under the 2010 LTRP of $10,295 paid in cash in the first quarter of 2012, representing the sum of the second fixed and variable payments of the total 2010 LTRP bonus earned by Mr. Rabinovich in 2010, (iv) a bonus under the 2009 LTRP of $25,284 paid in cash in the first quarter of 2012, representing the sum of the third fixed and variable payments of the total 2009 LTRP bonus earned by Mr. Rabinovich in 2009 and (v) a bonus under the 2008 LTRP of $12,750 paid in cash in the first quarter of 2012, representing the fourth cash installment of the total 2008 LTRP bonus of $12,750 earned by Mr. Rabinovich in 2008. In the first quarter of 2012, Mr. Rabinovich received 243 shares of our common stock under the 2008 LTRP, representing the fourth share installment of the total 2008 LTRP bonus earned by Mr. Rabinovich in 2008.

Grants of Plan-Based Awards for 2011

The table below summarizes plan-based awards granted to our named executive officers in 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Marcos Galperin	08/01/2011 08/01/2011	367,431	(2)	489,908 1,950,468	(2) (3)	612,385	(2) (4)

Pedro Arnt	08/01/2011 08/01/2011	124,234	(2)	165,646 943,775	(2) (3)	207,057	(2) (4)

Hernán Kazah		—		—		—

Stelleo Tolda	08/01/2011 08/01/2011	188,386	(2)	251,181 943,775	(2) (3)	313,977	(2) (4)

Osvaldo Giménez	08/01/2011 08/01/2011	72,165	(2)	96,220 471,887	(2) (3)	120,275	(2) (4)

Daniel Rabinovich	08/01/2011 08/01/2011	45,413	(2)	60,550 150,000	(2) (3)	75,688	(2) (4)

(1)	Represents estimated future payouts under our 2011 LTRP and 2011 annual bonus.
(2)	The amount set forth reflects the annual discretionary cash bonus amounts that potentially could have been earned during 2011 based upon the executive’s performance tally. The actual discretionary cash bonuses earned in 2011 by our named executive officers has been determined and were paid in the first quarter of 2012. The amounts paid are included in the 2011 row of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	Under the 2011 LTRP, if the executive qualifies for an award based upon satisfaction of the Minimum Eligibility Conditions, he will, subject to his continued employment as of each applicable payment date, receive the full amount of his 2011 LTRP bonus set forth in the table, payable as follows:

•	the officer will receive a fixed cash payment equal to 6.25% of his 2011 LTRP bonus once a year for a period of eight years starting in 2012 (the “annual fixed payment”); and

•	on each date we pay the annual fixed payment to the officer, he will also receive a variable cash payment equal to the product of (i) 6.25% of the applicable 2011 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2010 Stock Price (as defined below). For purposes of the 2011 LTRP, the “2010 Stock Price” shall equal $65.42 (the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2010) and the “Applicable Year Stock Price” shall equal the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

(4)	The maximum amount of each executive officer’s 2011 LTRP bonus will depend on our stock price for the last 60 days of the applicable fiscal year. To the extent our stock price exceeds $65.42 for one or more applicable periods, the total amount of the executive’s 2011 LTRP bonus will exceed the amount listed in the “Target” column above. To the extent our stock price is less than $65.42 for one or more applicable periods, the total amount of the executive’s 2011 LTRP bonus will be less than the amount in the “Target” column above. The average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2011 was $77.77. Assuming the Applicable Year Stock Price equals $77.77 as of each payment date, the total amount payable to each of the named executive officers under the 2011 LTRP would be as follows:

Mr. Galperin $2,134,704, Messrs. Arnt and Tolda: $1,032,921, Mr. Giménez: $516,460 and Mr. Rabinovich: $164,169.

We have entered into employment agreements and indemnification agreements with each of our named executive officers. For a detailed description, see “Employment Agreements” and “Certain Relationships and Related Transactions—Indemnification Agreements” below. For a detailed description of each of the 2008, 2009 and 2010 LTRPs, see “Prior Long-Term Retention Plans” below.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of equity awards by the named executive officers at December 31, 2011:

	Option Awards				Stock Awards
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of stock That Have Not Vested (#) (1)	Market Value of Shares of Stock That Have Not Vested ($) (2)
Marcos Galperin	—	—	—		1,619	128,775
Pedro Arnt	—	—	—		243	19,328
Hernán Kazah	—	—	—		—	—
Stelleo Tolda	—	—	—		583	46,372
Osvaldo Giménez	5,313	—	$1.50	07/01/2014	298	23,703
Daniel Rabinovich	—	—	—		243	19,328

(1)	Represents shares issuable to the subject officer under the 2008 LTRP subject to his continued employment as of the applicable payment date.
(2)	Market value calculated using the closing market price of our common stock on The NASDAQ Global Market on December 30, 2011 ($79.54).

Option Exercises and Stock Vested

None of our named executive officers exercised stock options during 2011. The following table presents information regarding the vesting during 2011 of shares of common stock previously granted to the named executive officers:

	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Marcos Galperin	1,286	106,674
Pedro Arnt	193	16,009
Hernán Kazah	643	53,337
Stelleo Tolda	463	38,406
Osvaldo Giménez	237	19,659
Daniel Rabinovich	193	16,009

(1)	Represents shares acquired upon vesting of the third installment of the total 2008 LTRP bonus earned by the named executive officer in 2008, which shares vested on April 1, 2011.
(2)	Represents the value of vested common stock calculated by multiplying the number of vested common shares by the closing price of our common stock on The NASDAQ Global Market on the vesting date ($82.95).

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with the retirement of any of our employees. However, as required by law in certain countries where we operate, we deduct a percentage of each employee’s salary, including our executive officers, and remit it to governmental social security agencies or private pension fund administrators, depending on the regulatory regime established in each country.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

We have previously entered into employment agreements with each of our named executive officers. The term of each of these employment agreements is for an undetermined period. Hernan Kazah, the former chief financial officer of our company, provided written notice of his resignation of employment which became effective on June 30, 2011 and terminated his employment agreement with us effective as of the same date.

Each executive officer party to the employment agreements is entitled to receive the base salary set forth in such executive officer’s employment agreement, subject to the raises that we have awarded to those executive officers throughout the terms of their employment. In addition to base salary, the executive officers may receive bonus compensation as we, in our sole discretion, elect to pay them in accordance with the bonus plan policy. The executive officers are also entitled to reimbursement for reasonable out-of-pocket expenses that they incur on our behalf in the performance of their duties as executive officers.

The employment agreements provide that, during an executive officer’s employment and for so long afterwards as any pertinent information remains confidential, such executive officer will not use or disclose any confidential information that we use, develop or obtain. The agreements provide that all work product relating to our business belongs to us or our subsidiaries, and the executive officer will promptly disclose such work product to us and provide reasonable assistance in connection with the defense of such work product.

The agreements also provide that, during an executive officer’s employment, and for a period of one year after the end of an executive officer’s employment in the event of termination without “just cause,” and two years in the event of resignation or termination for “just cause” (the “non-competition period”), the executive officer will not (1) compete directly or indirectly with us, (2) induce our or our subsidiaries’ employees to terminate their employment with us or to engage in any competitive business or (3) solicit or do business with any of our present, past or prospective customers or the customers of our subsidiaries.

Potential Payments Upon Termination or Change in Control

We may terminate an executive officer’s employment in the event that we determine, in our sole discretion, that there is “just cause” (as defined below). If we terminate an executive officer’s employment for “just cause,” such executive officer will not be entitled to receive any severance benefits, except for severance obligations mandated under the laws of the country where the executive officer resides. If we terminate the executive officer’s employment without “just cause,” such executive officer shall be entitled to a severance payment in an amount equal to one year’s gross base salary as set forth in the employment agreements.

“Just cause” means and includes (1) the commission by the executive officer of any gross misconduct or any offense serious enough for the relationship to become impossible to continue, including without limitation, the executive officer’s willful and continuing disregard of the lawful written instructions of our board or such executive officer’s superiors, (2) any action or any omission by the executive officer, resulting in such executive officer’s breach of his duty of loyalty or any act of self-dealing, (3) any material breach by the executive officer of his duties and obligations under the employment agreement as decided by our board and (4) the executive officer’s conviction, in our board of director’s sole discretion, of any serious crime or offense for violating any law (including, without limitation, theft, fraud, paying directly or indirectly bribes or kick-backs to government officials, the crimes set forth in the U.S. Foreign Corrupt Practices Act of 1977 or the foreign equivalent thereof and the executive officer’s embezzlement of funds of our company or any of our affiliates).

In September of 2001, we implemented the 2001 Management Incentive Bonus Plan, or the Incentive Plan. As established in the Incentive Plan, our chief executive officer established which officers would be eligible for the Incentive Plan. In 2009, in connection with the resignation of Mr. Szekasy, his participation percentage in the Incentive Plan was reallocated to other employees of our company. Pursuant to the Incentive Plan, in the event we are sold, the eligible officers, as a group, are entitled to receive a “sale bonus” and a “stay bonus.” If the purchase price is equal to or greater than $20,000,000 then the eligible officers as a group are entitled to receive (1) a sale bonus equal to 5.5% of the purchase price and (2) a stay bonus equal to 7.1% of the purchase price, subject in both cases to a maximum combined cap of $78,335,000. If the purchase price is less than $20,000,000, then the eligible officers, as a group, are entitled to receive the “stay bonus” only. The bonuses are divided between the eligible officers, including our named executive officers and others, according to the participation percentages established by our chief executive officer, in accordance with the Incentive Plan.

Prior Long-Term Retention Programs

2008 Long-Term Retention Program

In August 2008, our compensation committee adopted the 2008 LTRP, which provided for award grants payable 50% in cash and 50% in common stock over a four-year period based upon achievement of certain performance goals in 2008. Awards under the 2008 LTRP were made by the compensation committee based upon an eligible participant’s attainment of certain performance goals in 2008. Each executive qualified for an award under the 2008 LTRP based upon a 2008 performance tally and each award has been in equal parts cash and common stock in accordance with the following payment schedule (provided that the executive continued to be employed by us through the applicable payment date):

•	Year One — Paid on March 24, 2009: 17% (8.5% in cash and 8.5% in common stock);

•	Year Two — Paid on March 31, 2010: 22% (11% in cash and 11% in common stock);

•	Year Three — Paid on March 31, 2011: 27% (13.5% in cash and 13.5% in common stock); and

•	Year Four — Paid on March 31, 2012: 34% (17% in cash and 17% in common stock).

The number of shares of our common stock awarded was determined based upon the average closing price of our common stock during the 30 days prior to January 1, 2008, the first day of the performance measuring period. Under the 2008 LTRP, in the event that, as of any payment date, our shares were not listed on a national stock exchange, in lieu of the share portion of any payment, our award recipients would have received additional cash.

2009 Long-Term Retention Program

In July 2009, our compensation committee adopted the 2009 LTRP for executives to supplement salary and annual bonus for an eight-year period starting in 2009. The 2009 LTRP was designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. The 2009 LTRP is separate and distinct from the 2008 LTRP. The committee considered the expected payouts under the 2008 LTRP when evaluating awards under the 2009 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

Awards under the 2009 LTRP were based upon an eligible participant’s satisfaction of the following minimum eligibility conditions:

•	our company must have achieved at least 80% of the target general company performance objectives in 2009;

•	the subject executive officer must have scored at least 80% on his individual qualitative assessments; and

•	the subject executive’s total performance tally must have equaled at least 80%.

In addition, Mr. Giménez’s bonus eligibility was dependant upon the MercadoPago business achieving at least 70% of target net revenues. Under the 2009 LTRP, general company performance objectives included net revenues minus bad debt for our company, our net income, and our free cash flow.

Each award under the 2009 LTRP is payable 100% in cash over an eight-year period. The committee made the decision to tie cash payments under the 2009 LTRP to our stock performance rather than to actually issue equity under the 2009 LTRP for a number of reasons, including, but not limited to, to reduce the dilutive effect on our stockholders. The portion of the award to be paid in the future will be forfeited if an employee leaves our company prior to the respective payment date.

In order to receive an award under the 2009 LTRP, an eligible participant must satisfy certain minimum company and individual performance conditions. If these conditions are satisfied, the executive officer will, subject to his continued employment as of each applicable payment date, receive the full amount of his 2009 LTRP bonus, payable as follows:

•	the officer will receive a fixed cash payment equal to 6.25% of his or her 2009 LTRP bonus once a year for a period of eight years starting in 2010; and

•	on each date we pay the annual fixed payment to the officer, he or she will also receive a variable cash payment equal to the product of (i) 6.25% of the applicable 2009 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2008 Stock Price (as defined below). For purposes of the 2009 LTRP, the “2008 Stock Price” equals $13.81 (the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2008) and the “Applicable Year Stock Price” equals the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

The maximum amount of each executive officer’s 2009 LTRP bonus will depend on our stock price for the last 60 trading days of the applicable fiscal year. Under the 2009 LTRP, in the event that, as of any payment date, our shares are not listed on a national stock exchange, the amount of the annual variable payment will be based upon the average closing price of the shares during the 90-day period they were lasted traded on a national exchange, unless the compensation committee determines that a different value is more appropriate based upon the facts and circumstances.

2010 Long-Term Retention Program

In June 2010, the compensation committee adopted the 2010 LTRP to supplement salary and annual bonus for an eight-year period starting in 2011. The 2010 LTRP was designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. The 2010 LTRP is separate and distinct from the 2008 and 2009 LTRP. The committee considered the expected payouts under the 2009 LTRP when evaluating awards under the 2010 LTRP in the interest of evaluating total compensation to be received by the executive in the coming years.

The 2010 LTRP is similar to the 2009 LTRP. Awards under the 2010 LTRP were based upon an eligible participant’s satisfaction of the following minimum eligibility conditions:

•	our company must have achieved at least 80% of the target general company performance objectives in 2010;

•	the business unit must have achieved at least 70% of the functional performance objectives in 2010;

•	the subject executive officer must have scored at least 80% on his individual qualitative assessments; and

•	the subject executive’s total performance tally must have equaled at least 80%.

Each award under the 2010 LTRP is payable 100% in cash over an eight-year period. The committee made the decision to tie cash payments under the 2010 LTRP to our stock performance rather than to actually issue equity under the 2010 LTRP for a number of reasons, including, but not limited to, to reduce the dilutive effect on our stockholders. The portion of the award to be paid in the future will be forfeited if an employee leaves our company prior to the respective payment date. Under the 2010 LTRP, general company performance objectives included:

•	net revenues minus bad debt for our marketplace business, defined as our net revenues for 2010, determined in accordance with U.S. GAAP, less the portion of our bad debt for our marketplace business that was uncollectible and after adjustments for unusual items as determined by the compensation committee;

•	our net income, determined in accordance with GAAP and after adjustments for unusual items as determined by the compensation committee; and

•	our adjusted free cash flow, defined as the net increase in our cash and cash equivalents and short-term and long-term investments in 2010 over 2009 adjusted by (a) the difference between the MercadoPago accounts receivable balance at December 31, 2009 versus December 31, 2010 and (b) the difference between the MercadoPago accounts payable balance at December 31, 2009 versus December 31, 2010 and after adjustments for unusual items as determined by the compensation committee.

The 2010 LTRP will be paid in eight equal annual quotas (12.5% each) commencing on March 31, 2011. Each quota will be calculated as follows:

•	the officer will receive a fixed cash payment equal to 6.25% of his or her 2010 LTRP bonus once a year for a period of eight years starting in 2011; and

•	on each date we pay the annual fixed payment to the officer, he or she will also receive a variable cash payment equal to the product of (i) 6.25% of the applicable 2010 LTRP bonus and (ii) the quotient of (a) divided by (b), where (a), the numerator, equals the Applicable Year Stock Price (defined below) and (b), the denominator, equals the 2009 Stock Price (as defined below). For purposes of the 2010 LTRP, the “2009 Stock Price” equals $45.75 (the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of 2009) and the “Applicable Year Stock Price” equals the average closing price of our common stock on The NASDAQ Global Market during the final 60 trading days of the year preceding the applicable payment date.

The maximum amount of each executive officer’s 2010 LTRP bonus will depend on our stock price for the last 60 trading days of the applicable fiscal year. Under the 2010 LTRP, in the event that, as of any payment date, our shares are not listed on a national stock exchange, the amount of the annual variable payment will be based upon the average closing price of the shares during the 90-day period they were lasted traded on a national exchange, unless the compensation committee determines that a different value is more appropriate based upon the facts and circumstances.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Financial Reform Act”) provides our stockholders with an advisory vote to approve our executive compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the board of directors and the compensation committee plan to take into consideration the outcome of the vote when making future executive compensation decisions. At our 2011 Annual Meeting of Stockholders, a majority of stockholders voted in favor of having an advisory vote to approve our executive compensation each year, consistent with the recommendation of our board. After consideration of these results, we have decided that we will hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. We are required under the Financial Reform Act to hold an advisory vote on frequency at least every six years.

As described in detail under “Executive Compensation,” our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent. Our board believes that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our stockholders. For example:

•	By design, a significant portion of the compensation awarded to our named executive officers is contingent upon individual and company performance. In 2011, subject to satisfaction of minimum eligibility conditions, 95% of our president and chief executive officer’s annual cash bonus was based on pre-determined company performance criteria and 5% was based on a qualitative assessment of his performance during the year. For each of our other named executive officers (other than our executive vice president—payments), subject to satisfaction of the minimum eligibility conditions, 85% of the annual bonus was based on company performance and 15% was based on an assessment of individual performance. For our executive vice president—payments, subject to satisfaction of the minimum eligibility conditions, 60% of the annual bonus was based on company performance, 25% was based on MercadoPago operations and 15% was based on an assessment of individual performance.

•	Base salary represents a relatively small percentage of total direct compensation for our named executive officers. In 2011, the compensation committee applied our pay-for-performance philosophy in setting base salaries for our chief executive officer, chief financial officer and chief operating officer that represented between approximately 28% and 33% of their respective total direct compensation.

•	The awards granted to our named executive officers under our long-term retention plans are paid out over a period of eight years and subject to forfeiture if an officer retires, resigns or terminates his employment for any reason, or if an officer takes certain specified actions that could adversely affect our business.

See the information set forth under “Executive Compensation” for more information on these elements of our executive compensation program.

For these reasons, our board strongly endorses our company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in this proxy statement.”

THE BOARD RECOMMENDS A VOTE “FOR” THE

APPROVAL OF OUR EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the current members of our compensation committee has ever been an officer or employee of our company or our subsidiaries or had any relationship with us requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2011, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our board. All members of our compensation committee are independent in accordance with the applicable rules of NASDAQ and our corporate governance guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Office Lease

In 2007 and 2008, we entered into lease agreements with Curtidos San Luis S.A. for the lease of office space in the building located at Tronador 4890, Buenos Aires, Argentina. The managers and stockholders of the controlling company of Curtidos San Luis S.A. are immediate family members of our chairman, president and chief executive officer, Marcos Galperin. The lease agreements expired on February 28, 2011 and March 31, 2011, respectively. During the year ended December 31, 2011, we recognized expenses from Curtidos San Luis S.A. totaling $253,924.

Relationships With Former Director

Mr. Levy is a Managing Director of General Atlantic and a Managing Member of GAPCO III and GAPCO IV, each of which was a stockholder of our company during fiscal year 2011. Mr. Levy resigned as a director of our company effective April 23, 2012.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the fullest extent permitted by Delaware law.

REVIEW, APPROVAL OR RATIFICATION OF

TRANSACTIONS WITH RELATED PARTIES

The board has delegated to the audit committee the responsibility to review and approve all transactions or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000 and a “related person” (as defined in Item 404 of Regulation S-K) has a direct or indirect material interest. Transactions that fall within this definition will be referred to the audit committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of our company.

AUDIT COMMITTEE REPORT

Pursuant to SEC rules for proxy statements, the audit committee of our board has prepared the following Audit Committee Report. The audit committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the audit committee.

The audit committee of our board is composed of Mario Vázquez (Chairman), Martín de los Santos and Susan Segal, all of whom are independent under the NASDAQ listing standards and rules and regulations of the SEC applicable to audit committees. The audit committee operates under a charter, which is posted on our investor relations website and annually reviewed by the board. This charter specifies the scope of the audit committee’s responsibilities and the manner in which it carries out those responsibilities.

The audit committee members are not professional accountants or auditors. Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the audit committee has reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The audit committee also has discussed with Deloitte & Co S.R.L. the matters required to be discussed by the Codification of Statements on Auditing Standards, AU Section 380, as amended.

The audit committee has received the written disclosures and the letter from Deloitte & Co S.R.L. required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Co S.R.L.’s communications with the audit committee concerning independence and has discussed with Deloitte & Co S.R.L. its independence.

Based on the audit committee’s review and discussions with management and Deloitte & Co S.R.L. described above, the audit committee recommended that our board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The foregoing report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

AUDIT COMMITTEE*

Mario Vázquez, Chairman

Martín de los Santos

February 17, 2012

*	Anton J. Levy resigned from our board of directors and from the audit committee effective April 23, 2012. Susan Segal was appointed to the audit committee on April 23, 2012 and as a result, did not participate in the foregoing review or discussions.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Co. S.R.L. (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and stockholders are being asked to ratify the selection at the 2012 Annual Meeting. Representatives of Deloitte will not be present at the 2012 Annual Meeting in person. However, representatives will be present telephonically and will have the opportunity to make a statement and respond to appropriate questions.

Although ratification by stockholders is not a prerequisite to the ability of the audit committee to select Deloitte as our independent registered public accounting firm, we believe ratification to be desirable. Accordingly, our stockholders are being requested to ratify, confirm and approve the selection of Deloitte as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for the year ending December 31, 2012. If the stockholders do not ratify the selection of Deloitte, the selection of the independent registered public accounting firm will be reconsidered by the audit committee; however, the audit committee may select Deloitte notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Deloitte is ratified, the audit committee will continue to conduct an ongoing review of Deloitte’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Deloitte at any time.

The audit committee considers Deloitte to be qualified to deliver independent auditing services to our company due to, among other things, their depth of experience, breadth of reserves, commitment to provide exceptional service, ability to handle transactional matters and location of key personnel.

Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2010 and 2011 and reported on our consolidated financial statements for those years. Price Waterhouse & Co. S.R.L. (“Price Waterhouse”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and reported on our consolidated financial statements for that year. Representatives of Price Waterhouse will not be present at the 2012 Annual Meeting.

Change in Auditors

Price Waterhouse served as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and reported on our consolidated financial statements for that year.

On November 2, 2009 our audit committee appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and our stockholders ratified the selection at the 2010 Annual Meeting.

Also on November 3, 2009, we, at the direction of the audit committee, informed Price Waterhouse that it would be dismissed as our independent registered public accounting firm no later than the date of the filing of our Form 10-K for the 2009 fiscal year, which was filed on February 26, 2010.

During the fiscal years ended December 31, 2008 and December 31, 2009 and the subsequent interim period through March 3, 2010, the date of the filing of an amendment on 8-K regarding the dismissal of Price Waterhouse, we had (i) no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Price Waterhouse’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Price Waterhouse’s reports on our consolidated financial statements for the fiscal year ended December 31, 2009 do not contain any adverse opinion or disclaimer of opinion, nor are qualified or modified as to uncertainty, audit scope, or accounting principles.

In accordance with Item 304(a)(3) of Regulation S-K, we furnished a copy of the above disclosures to Price Waterhouse and requested that Price Waterhouse provide a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter is filed as Exhibit 16.1 to our Current Report on Form 8-K/A filed on March 3, 2010 and is incorporated herein by reference.

During the fiscal years ended December 31, 2009 and December 31, 2010 and the subsequent interim period through March 3, 2010, neither we nor anyone on our behalf consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our financial statements, (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Audit and Non-Audit Fees

The following is a description of the fees billed and to be billed to us by Deloitte and Price Waterhouse for the years ended December 31, 2010 and 2011:

	2011 (Deloitte)	2010 (Deloitte)	2011 (Price Waterhouse)	2010 (Price Waterhouse)
Audit Fees	$926,179	$740,101	$22,275	$35,860
Audit-Related Fees	—	—	$14,000	$1,039
Tax Fees	$95,231	$22,443	$35,321	—
All Other Fees	$49,918	—	$2,600	$3,030

Total	$1,071,327	$762,544	$74,196	$39,929

Audit Fees

Audit fees represent the aggregate fees billed to us by Deloitte and Price Waterhouse during the applicable fiscal year in connection with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements and the review of our Annual Report on Form 10-K. Audit fees also include fees for services performed by Deloitte or Price Waterhouse during the applicable fiscal year that are closely related to the audit and in many cases could only be provided by our independent registered public accounting firm. Such services include consents related to SEC registration statements and certain reports relating to our regulatory filings.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed to us by Deloitte and Price Waterhouse during the applicable fiscal year for assurance and related services reasonably related to the performance of the audit of our annual financial statements for those years.

Tax Fees

Tax fees represent the aggregate fees billed to us by Deloitte during 2011 for tax compliance, tax planning and tax advice.

All Other Fees

All other fees represent the aggregate fees billed to us by Price Waterhouse during the 2009 fiscal year for those permissible non-audit services that the audit committee believes are routine and recurring and would not impair the independence of the independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence. These fees primarily related to the cost of certain website and software access Price Waterhouse makes available to its customers.

Audit Committee Pre-Approval Policy

The audit committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the audit committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the audit committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is twelve months from the date of pre-approval, unless the audit committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the audit committee for a particular service or category of services require separate and specific pre-approval by the audit committee prior to the performance of services. For each fiscal year, the audit committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The audit committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the audit committee will consider whether such services are consistent with the SEC rules on auditor independence.

All of the fees paid to Deloitte or to Price Waterhouse during the years ended December 31, 2011 and 2010 described above were pre-approved by the audit committee in accordance with the audit committee pre-approval policy.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HEADQUARTERS INFORMATION

Our headquarters are located at Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG and the telephone number at that location is 011-54-11-4640-8000.

OTHER MATTERS

As of the date of this proxy statement, our board does not know of any matters to be presented at the 2012 Annual Meeting other than those specifically set forth in the Notice of 2012 Annual Meeting of Stockholders and this proxy statement. If other proper matters, however, should come before the 2012 Annual Meeting or any adjournment thereof, the proxies named in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

A stockholder may present proper proposals for inclusion in our proxy statement and for consideration at the 2013 Annual Meeting of Stockholders by submitting their proposals in writing to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 27, 2012; provided, however, that in the event that we hold our 2013 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2012 Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible quarterly report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

MercadoLibre, Inc.

Attn: Corporate Secretary

Arias 3751, 7th Floor

Buenos Aires, Argentina, C1430CRG

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders or nominate persons for election to our board at our annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting (or any supplement thereto) given by or at the direction of the chairman of the board or our board of directors, (2) otherwise properly brought before the meeting by the chairperson or by or at the direction of a majority of our board of directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.

To be timely, our Corporate Secretary must receive the written notice at our principal executive offices not earlier than 90 days and not later than 60 days before the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders (i.e. between January 26, 2013 and February 25, 2013 for our 2013 Annual Meeting of Stockholders). However, in the event that the date of the 2013 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2012 Annual Meeting, in order to be timely, a proposal or nomination by the stockholder must be delivered not later than the later of (i) 90 days before the 2013 Annual Meeting of Stockholders or (ii) 10 days following the day on which public announcement of the date of such meeting is first made. The notice must satisfy the other requirements with respect to such proposals and nominations contained in our bylaws. If a stockholder fails to meet the deadlines in Rule 14a-8 and our bylaws or fails to comply with SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal. Our bylaws were filed with the SEC as an exhibit to our registration statement on Form S-1 on May 11, 2007, and which can be viewed by visiting our investor relations website at http://investor.mercadolibre.com and may also be obtained by writing to our Corporate Secretary at our principal executive office (Arias 3751, 7th floor, Buenos Aires, Argentina, C1430CRG).

By order of the board of directors,

Marcos Galperin

Chairman of the Board, President and

Chief Executive Officer

April 26, 2012

Buenos Aires, Argentina

MERCADOLIBRE, INC. ARIAS 3751 7TH FLOOR BUENOS AIRES C1430 CRG ARGENTINA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46439-P26844 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCADOLIBRE, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends you vote FOR each of number(s) of the nominee(s) on the line below. the Class II director nominees named below (proposal 1A):

1A. Election of two Class II Directors ! ! !

Nominees:

01) Martín de los Santos 02) Nicolás Galperin

The Board of Directors recommends you vote FOR the Class I director nominee named below (proposal 1B):

1B. Election of one Class I Director

Nominees:

03) Susan Segal

The Board of Directors recommends you vote FOR proposal 2:

2. Advisory vote on the compensation of our named executive offi cers

The Board of Directors recommends you vote FOR proposal 3:

3. Ratifi cation of the appointment of Deloitte & Co. S.R.L. as our independent registered public accounting fi rm for the fi scal year ending December 31, 2012 NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized offi cer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the 2011 Annual Report are available at www.proxyvote.com.

MERCADOLIBRE, INC. Annual Meeting of Stockholders June 14, 2012 12:00 p.m. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Marcos Galperin and Jacobo Cohen Imach, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MERCADOLIBRE, INC. that the stockholder(s) is/are entitled to vote at the 2012 Annual Meeting of Stockholders to be held at 12:00 p.m. on June 14, 2012, at the offi ces of Hunton & Williams LLP, 1111 Brickell Avenue, Suite 2500, Miami, Florida 33131, and any adjournment or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) “FOR” ALL NOMINEES IN PROPOSALS 1A AND B, “FOR” PROPOSALS 2 AND 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

Continued and to be signed on reverse side